UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934.

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CARROLS RESTAURANT GROUP, INC.

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CARROLS RESTAURANT GROUP, INC.
968 James Street
Syracuse, NY 13203
________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held August 29, 2019
________________________________________________
To the Stockholders of
Carrols Restaurant Group, Inc.:
You are invited to attend the annual meeting of stockholders, which we refer to as the “meeting”, of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, which we refer to as “we”, “us”, “our”, the “Company” and “Carrols Restaurant Group”, at the principal executive offices of the Company located at 968 James Street, Syracuse, New York 13203 on Thursday, August 29, 2019, at 9:00 A.M. (EDT), for the following purposes:

(1)	To elect two directors of the Company as Class I directors to serve for a term of three years and until their successors have been duly elected and qualified;

(2)	To adopt, on an advisory basis, a resolution approving the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement under “Executive Compensation”;

(3)	To approve the conversion of our outstanding Series C Convertible Preferred Stock into shares of our common stock by removal of the restriction that prohibits such conversion;

(4)
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, amending the Certificate of Designation of the Series B Convertible Preferred Stock to modify the definition of “Director-Step Down Date” and “Director Cessation Date”;

(5)	To amend our Amended and Restated Certificate of Incorporation, as amended, to eliminate the ability of a majority of our entire board of directors to remove directors for cause;

(6)
To approve an amendment to the Amended and Restated Certificate of Incorporation, as amended, of Carrols Holdco Inc., Carrols Restaurant Group’s wholly-owned subsidiary, to remove a provision that requires the vote of stockholders of Carrols Restaurant Group, in addition to the vote of Carrols Restaurant Group (as sole stockholder) in order for Carrols Holdco Inc. to take certain actions;

(7)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2019 fiscal year; and

(8)	To consider and act upon such other matters as may properly come before the meeting.
Only stockholders of record at the close of business on July 2, 2019, which we refer to as the “record date”, are entitled to receive notice of, and to vote at, the meeting, and at any adjournment or adjournments thereof. A list of our stockholders as of the close of business on July 2, 2019 will be available for inspection during business hours for ten days prior to the meeting at our principal executive offices located at 968 James Street, Syracuse, New York 13203.
If you are a stockholder of record, the inspector of election will have your name on a list and you will be able to gain entry to the meeting upon presentation of some form of government-issued photo identification such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record, but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification referred to above. If you do not comply with the procedures outlined above, you will not be admitted to the meeting.
We are taking advantage of the Securities and Exchange Commission rule that allows us to deliver our proxy materials (which include the proxy statement included with this notice, our 2018 annual report and form of proxy card) to stockholders via the Internet. As a result, our stockholders will receive a mailing containing only a notice of the meeting instead of paper copies of our proxy materials.
Your vote is important. Whether or not you plan to attend the meeting, please review our proxy materials and request a proxy card to sign, date and return or submit your proxy by telephone or through the Internet. If you attend the meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card or voted by telephone or the Internet.

By order of the Board of Directors,

WILLIAM E. MYERS,
Vice President, General Counsel and Secretary
Syracuse, New York
July 17, 2019
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 29, 2019

The Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders is available at www.proxyvote.com.

CARROLS RESTAURANT GROUP, INC.
968 James Street
Syracuse, NY 13203
____________________________________________
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
August 29, 2019
________________________________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors, also referred to as the “board of directors” or the “board”, of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, to be used at the annual meeting of stockholders, which we refer to as the “meeting”, of the Company which will be held at the principal executive offices of the Company located at 968 James Street, Syracuse, New York 13203 on Thursday, August 29, 2019, at 9:00 A.M. (EDT), and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on July 2, 2019, which we refer to as the “record date”, will be entitled to vote at the meeting.
All references in this Proxy Statement to “Carrols Restaurant Group”, the “Company”, “we”, “us” and “our” refer to Carrols Restaurant Group, Inc.
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, which we refer to as the “SEC”, we have elected to provide access to our proxy materials (which include this proxy statement, our 2018 annual report and form of proxy) via the Internet. A Notice of Internet Availability of Proxy Materials, which we refer to as the “notice” will be mailed to our stockholders of record and beneficial owners (stockholders who own their stock through a nominee such as a bank or broker). The document will instruct stockholders on how to access the proxy materials on a secure website referred to in the notice or how to request printed copies.
In addition, by following the instructions in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Your vote is important. Your shares can be voted at the meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may complete your proxy and authorize your vote by proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also complete your proxy and authorize your vote by mail by following the instructions on the proxy card. Completing your proxy and authorizing your vote by proxy over the Internet, by telephone or by written proxy card will ensure your representation at the meeting regardless of whether you attend in person.
We encourage you to complete your proxy and authorize your vote by proxy electronically by going to the website www.proxyvote.com and entering your 12-digit control number located on your proxy card to create an electronic voting instruction form or complete your proxy and authorize your vote by calling the toll-free number (for residents of the United States and Canada) listed on your notice and proxy card. Please have your notice or proxy card in hand when going online or calling. If you complete your proxy and authorize your vote by proxy electronically over the Internet, you do not need to return your proxy card. If you choose to complete your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.
If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to complete your proxy and authorize your vote by proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at the address listed above.
Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by our board of directors will be voted in accordance with the directions given in the proxies, but if no direction is given, such shares will be voted (i) FOR the election of the two named director nominees as Class I directors, (ii) FOR, on an advisory basis, the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in the Company’s proxy statement under “Executive Compensation”, (iii) FOR the approval of the conversion of our outstanding Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), into shares of our common stock, par value $0.01 per share, which we refer to as our “common stock” by the removal of the restriction that prohibits such conversion (the “Issuance Restriction”), (iv) FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, amending the Certificate of Designation of the Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) to modify the definition of “Director-Step Down Date” and “Director Cessation Date”, (v) FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to eliminate the ability of a majority of our entire board of directors to remove directors for cause, (vi) FOR the approval of an amendment to the Amended and Restated Certificate of Incorporation, as amended, of Carrols Holdco Inc. (“Carrols Holdco”), Carrols Restaurant Group’s wholly-owned subsidiary, to remove a provision that requires the vote of stockholders of Carrols Restaurant Group, in addition to the vote of Carrols Restaurant Group (as sole stockholder) in order for Carrols Holdco to take certain actions and (vii) FOR the ratification of the appointment of Deloitte & Touche LLP, which we refer to as "Deloitte", as the independent registered public accounting firm of the Company for the 2019 fiscal year.
Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the board of directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. The affirmative vote of (i) a majority of the shares voting with respect to a director nominee (excluding abstentions) is required to elect such director nominee to the board of directors, (ii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to approve, on an advisory basis, the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in the Company’s proxy statement under “Executive Compensation”, (iii), a majority of the shares present at the meeting and entitled to vote on the subject matter is required to approve the conversion of our outstanding Series C Preferred Stock into shares of our common stock by the removal of the restriction that prohibits such conversion, (iv) a majority of the outstanding shares of our common stock, together with our Series B Preferred Stock (voting on an as-converted basis), voting together as a single class is required to approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, amending the Certificate of Designation of the Series B Preferred Stock to modify the definition of “Director-Step Down Date” and “Director Cessation Date”, (v) sixty-six and two-thirds percent (66 ⅔%) of the outstanding shares of our common stock, together with our Series B Preferred Stock (voting on an as-converted basis), voting together as a single class is required to approve the amendment to our Amended and Restated Certificate of Incorporation, as amended, to eliminate the ability of a majority of our entire board of directors to remove directors for cause, (vi) a majority of the outstanding shares of our common stock, together with our Series B Preferred Stock (voting on an as-converted basis), voting together as a single class is required to approve an amendment to the Amended and Restated Certificate of Incorporation, as amended, of Carrols Holdco, Carrols Restaurant Group’s wholly-owned subsidiary, to remove a provision that requires the vote of stockholders of Carrols Restaurant Group, in addition to the vote of Carrols Restaurant Group (as sole stockholder) in order for Carrols Holdco to take certain actions, (vii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year and (viii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to approve any other business which may properly come before the meeting. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than for the election of directors. Broker “non-votes” are not counted in the tabulations of the votes cast or present at the meeting and entitled to vote on any of the proposals and therefore will have no effect on the outcome of the proposals.
If your shares are held in “street name”, you have the right to direct your broker, bank or nominee how to vote. If you do not provide voting instructions, under the New York Stock Exchange rules, your broker, bank or nominee may only vote shares on discretionary matters. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Proposal 7 is considered a discretionary item and may be voted in the absence of instructions. Proposals 1, 2, 3, 4, 5 and 6 are non-discretionary items, and your broker, bank or nominee may not vote your shares on these items in the absence of voting instructions.
Our principal executive offices are located at 968 James Street, Syracuse, New York 13203. The approximate date on which the Notice was first sent or given to stockholders was on or about July 17, 2019.
On May 30, 2012, we and Carrols LLC, our indirect wholly-owned subsidiary, which we refer to as “Carrols LLC”, purchased 278 of Burger King Corporation’s (“BKC”) company-owned restaurants, which we refer to as the “2012 acquired restaurants”, located in Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia, which we refer to as the “2012 acquisition”. As part of the consideration paid to BKC in the 2012 acquisition, on May 30, 2012, Carrols Holdco (formerly Carrols Restaurant Group, Inc.) issued 100 shares of its Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), to BKC. In 2018, BKC exchanged the Series A Preferred Stock for Carrols Holdco's Series B Convertible Preferred Stock, par value $0.01 per share (the “Carrols Holdco Series B Preferred Stock”), with substantially the same powers, preferences and rights of the shares of Series A Preferred Stock, except to provide that such shares will be transferrable by BKC solely to certain of its affiliates or subsidiaries.
On February 19, 2019, Carrols Holdco, the Company, GRC MergerSub Inc., a wholly owned subsidiary of Carrols Holdco (“Carrols Merger Sub”), and GRC MergerSub LLC, a wholly owned subsidiary of Carrols Holdco (“Carrols CFP Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cambridge Franchise Partners, LLC (“CFP”), Cambridge Holdings, LLC, a wholly owned subsidiary of CFP (“Cambridge Holdings”), and New CFH, LLC, a wholly owned subsidiary of Cambridge Holdings (“New CFH”), pursuant to which the Company agreed to purchase the business of the subsidiaries of Cambridge Holdings, which included 165 Burger King® restaurants, 55 Popeyes® restaurants, six convenience stores and certain real property, through (i) a merger of Carrols Merger Sub and Carrols Holdco, with Carrols Holdco as the surviving entity, which resulted in Carrols Holdco becoming a wholly-owned subsidiary of the Company (the “Holding Company Reorganization”) and (ii) the merger of Carrols CFP Merger Sub and New CFH, with New CFH as the surviving entity (the “Cambridge Merger” and, together with the Holding Company Reorganization, the “Mergers”), in consideration for the issuance to Cambridge Holdings of 7,364,413 shares of our common stock (such shares, the “Cambridge Investor Shares”) and 10,000 shares of Series C Preferred Stock, each share of which is initially convertible into 745.04 shares of our common stock (or an aggregate of 7,450,402 shares of our common stock). The Mergers closed on April 30, 2019.
At the effective time of the Holding Company Reorganization, each share of Carrols Holdco common stock, par value $0.01 per share (the “Carrols Holdco Common Stock”), was automatically converted into one share of our common stock and each share of Carrols Holdco Series B Preferred Stock was automatically exchanged for one share of Series B Preferred Stock which has the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Carrols Holdco Series B Preferred Stock.

VOTING SECURITIES
Our outstanding Series B Preferred Stock votes with our common stock on an as-converted basis on all matters properly brought before the meeting. Our outstanding Series C Preferred Stock does not have any voting rights. We had outstanding 44,371,515 shares of our common stock, 100 shares of Series B Preferred Stock and 10,000 shares of Series C Preferred Stock at the close of business on July 2, 2019. Each share of common stock is entitled to one vote on each matter as may properly be brought before the meeting. As of the record date, all 100 outstanding shares of Series B Preferred Stock are owned by BKC or its affiliate, Blue Holdco 1, LLC (“Blue Holdco” and together with BKC, the

“BKC Stockholders”). The BKC Stockholders are indirect subsidiaries and affiliates of Restaurant Brands International Inc. (“RBI”).
As of the record date, each share of Series B Preferred Stock is convertible into 94,145.8 fully paid and nonassessable shares of common stock (or an aggregate of 9,414,580 shares of our common stock). The Series B Preferred Stock votes with our common stock on an as-converted basis. As the owners of all of our outstanding shares of Series B Preferred Stock, the BKC Stockholders will be entitled to vote in the aggregate a total of 9,414,580 shares of common stock issuable upon the conversion of the Series B Preferred Stock on all matters properly brought before the meeting. All of such shares of common stock issuable upon conversion of the Series B Preferred Stock are included in the determination of the number of shares present at the meeting for quorum purposes.
Only stockholders of record at the close of business on July 2, 2019 will be entitled to vote.

PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms, except for the two Class B directors as described below. The terms of office of our Class I, Class II and Class III directors are:

•	Class I directors, whose term will expire at the meeting and when their successors are duly elected and qualified;

•	Class II directors, whose term will expire at the Annual Meeting of Stockholders to be held in 2020 and when their successors are duly elected and qualified; and

•	Class III directors, whose term will expire at the Annual Meeting of Stockholders to be held in 2021 and when their successors are duly elected and qualified.
Our Class I directors are Daniel T. Accordino and Matthew Perelman; our Class II directors are Hannah S. Craven, Lawrence E. Hyatt, and Alexander Sloane and; and our Class III directors are David S. Harris and Deborah M. Derby. Additionally, in connection with the issuance of shares of Series B Preferred Stock held by the BKC Stockholders, since November 30, 2018, José E. Cil, Chief Executive Officer of RBI, the indirect parent company of BKC, has served as one of the two Class B directors (who replaced the two Class A directors upon the exchange of the Series A Preferred Stock for the Series B Preferred Stock) and since November 30, 2018 Matthew Dunnigan, Chief Financial Officer of RBI, the indirect parent company of BKC has served as the second of the Class B directors. From January 2015 until November 30, 2018, Mr. Cil served as one of the Class A directors. From October 2013 until February 2018, Alexandre Macedo, BKC’s President of North America, served as the second of the Class A directors. In February 2018, Mr. Macedo resigned as the second of the Class A directors and from February 2018 to November 30, 2018, Mr. Dunnigan served as the second of the two Class A directors. As further described under “Certain Relationships and Related Transactions—Series B Preferred Stock”, the terms of the Series B Preferred Stock exchanged for Series A Preferred Stock originally issued to BKC in connection with the 2012 acquisition provide that the BKC Stockholders are entitled to elect two Class B directors, subject to certain conditions. Each Class B director, in his capacity as a member of our board of directors, is afforded the same rights and privileges as the other members of our board of directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses.
In connection with the issuance of the Series C Preferred Stock, we entered into a Registration Rights and Stockholders' Agreement dated as of April 30, 2019 (the “Cambridge Registration Rights and Stockholders’ Agreement”) with Cambridge Holdings, pursuant to which the Company and our board of directors have agreed to take all necessary action so that: (i) until the date that Cambridge Holdings and the Permitted Affiliates (as defined in the Cambridge Registration Rights and Stockholders’ Agreement) hold shares of our common stock and together with shares of our common stock issuable upon the conversion of the Series C Preferred Stock (the “Conversion Common Stock”) constituting less than 14.5% of the total number of outstanding shares of our common stock (the “Cambridge Director Step-Down Date”), two individuals designated by Cambridge Holdings (each a “Cambridge Investor Director”) are nominated by our board of directors for election or re-election, as applicable, by the stockholders of the Company at each annual or special meeting of the stockholders at which Class I Directors or Class II Directors, as applicable, are subject to election or re-election, as applicable, as a Class I Director and a Class II Director, respectively; and (ii) from the Cambridge Director Step-Down Date to the date that Cambridge Holdings and the Permitted Affiliates hold shares of our common stock and Conversion Common Stock constituting less than 10% of the total number of outstanding shares of our common stock (the “Cambridge Director Cessation Date”), one Cambridge Investor Director is nominated by our board of directors for election or re-election, as applicable, by the stockholders of the Company at each annual or special meeting of the stockholders at which Class I Directors or Class II Directors, as applicable, are subject to election or re-election, as applicable, as a Class I Director or Class II Director. Pursuant to the Cambridge Registration Rights and Stockholders' Agreement, effective April 30, 2019, Matthew Perelman was appointed by our board of directors as a Class I Director and Alexander Sloane was appointed by our board of directors as a Class II Director. Each Cambridge Investor Director, in his capacity as a member of our board of directors, is afforded the same rights and privileges as the other members of our board of directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses.

Our board of directors is subject to a Mandatory Retirement Policy which provides that (i) effective February 16, 2017, any person (including any currently serving members of the board) shall not be eligible for election as a director of the board who: (A) is 75 years of age, which we refer to as the “Mandatory Retirement Age”, or older, or (B) would reach the Mandatory Retirement Age within one (1) year after the date on which he or she would stand for election to the board, and (ii) from and after the meeting, no person shall continue to serve as director of the board following the end of the calendar year that such person attains the Mandatory Retirement Age.
Two directors will be elected at the meeting as the Class I directors of the Company for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2022 and until his or her successor shall have been elected and shall qualify. The election of a director requires the affirmative vote of a majority of the shares of common stock (including the shares of Series B Preferred Stock on an as-converted basis) voting with respect to a director nominee (excluding abstentions) in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, our board of directors knows of no reason why the nominees would be unable to serve. Except as disclosed in this Proxy Statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.
Our Corporate Governance and Nominating Committee has reviewed the qualifications of the nominees for director and has recommended the nominees for election to the board of directors.

Director Nominees' Principal Occupation, Business Experience, Qualifications and Directorships

Name of Nominee	Principal Occupation	Age	Year Became a Director
Daniel T. Accordino	CEO and President of Carrols Restaurant Group, Inc.	68	1993
Matthew Perelman	Managing Partner of Garnett Station Partners	32	2019
Daniel T. Accordino has been Chief Executive Officer of Carrols Restaurant Group since January 1, 2012 and Chairman of the board of directors since January 1, 2015. Mr. Accordino has been President and a director of Carrols Restaurant Group since February 1993 and was Chief Operating Officer of Carrols Restaurant Group from February 1993 to December 2011. Before that, Mr. Accordino served as Executive Vice President - Operations from December 1986 and as Senior Vice President of Carrols Corporation, our wholly owned subsidiary, which we refer to as “Carrols”, from April 1984. From 1979 to April 1984, he was Vice President of Carrols responsible for restaurant operations, having previously served as Assistant Director of Restaurant Operations. Mr. Accordino has been an employee of ours since 1972.
Mr. Accordino’s experience as our Chairman of the board of directors since January 1, 2015, Chief Executive Officer since January 1, 2012, as a director and President since 1993, past experience as our Chief Operating Officer from 1993 to 2011 and as an employee of the Company in various capacities since 1972 gives him outstanding skills and insight into our challenges as well as extensive knowledge of the restaurant industry. Mr. Accordino brings to the board significant leadership, management, operational, financial and brand management experience.
Matthew Perelman has served as a director since April 30, 2019. He is a Co-Founder and Managing Partner of Garnett Station Partners, an investment firm focused on retail and consumer companies. Prior to founding Garnett Station Partners in September 2013, Mr. Perelman worked at L Catterton, a large consumer-focused private equity fund, from June 2011 to June 2013. Prior to L Catterton, Mr. Perelman worked in the Investment Banking Division of Citigroup from June 2009 to June 2011, where he focused on consumer and retail M&A and financings. Mr. Perelman serves on the boards of Garnett Station Partners’ portfolio companies.
Mr. Perelman brings significant experience with strategic, investment, and financial issues of retail and restaurant companies in connection with his employment at Garnett Station Partners.
The board of directors unanimously recommends a vote FOR the election of each of the named Class I nominees to our board of directors, Daniel T. Accordino and Matthew Perelman. Proxies received in response to this solicitation will be voted FOR the election of each of the named Class I nominees to our board of directors unless otherwise specified in the proxy.
Principal Occupation, Business Experience, Qualifications and Directorships of Other Members of the Board of Directors
The following table sets forth information with respect to each of the members of our board of directors, whose term extends beyond the meeting, including the Class of such director and the year in which each such director’s term will expire.

Name	Age	Year Became a Director	Year Term Expires and Class
Hannah S. Craven	53	2015	2020 Class II
Lawrence E. Hyatt	64	2017	2020 Class II
Alexander Sloane	32	2019	2020 Class II
David S. Harris	59	2012	2021 Class III
Deborah M. Derby	55	2018	2021 Class III
José E. Cil	49	2015	2019 Class B
Matthew Dunnigan	35	2018	2019 Class B

Directors
Hannah S. Craven has served as a director since March 27, 2015. Ms. Craven is a co-founder and partner of Stone-Goff Partners LLC ("Stone-Goff"), a private equity firm that focuses on investments in the consumer, business services, media, education, information, and retail/e-commerce industries. Prior to founding Stone-Goff and its predecessor fund in 2006, Ms. Craven was a Managing Director and General Partner of Sandler Capital Management from 1993 until 2006, a private equity firm specializing in investments in the media, communications, and information services industries, where she served as a key investment professional in five sequential private equity partnerships, was a general partner of its long/short hedge fund, and served on the Investment Advisory Board of a high yield CBO. Ms. Craven has over 20 years of experience investing in private equity transactions. Ms. Craven serves on several boards of directors of private portfolio companies of Stone-Goff.
Ms. Craven brings significant experience with the strategic, financial and operational issues of consumer and services companies in connection with her service on the boards of a number of her current and prior firms' past and current portfolio companies.
Lawrence E. Hyatt has served as a director since June 8, 2017. Mr. Hyatt has served as a director of Citi Trends Inc., a publicly traded retail apparel company from 2006 until 2017 where he also served as Chairman of the Audit Committee, and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee for Citi Trends Inc. Mr. Hyatt served as the Senior Vice President and Chief Financial Officer of Cracker Barrel Old Country Store, Inc., a publicly traded restaurant and retail company, from January 2011 until July 1, 2016. From 2004 through 2010, Mr. Hyatt served as the Chief Financial Officer, Secretary and Treasurer of O’Charley’s Inc., a private multi-concept restaurant company. Mr. Hyatt also served as Interim Chief Executive Officer of O’Charley’s Inc. from February 2009 through June 2009. Mr. Hyatt served as the Executive Vice President and Chief Financial Officer of Cole National Corporation, a specialty retailer, from 2002 to 2004, as Chief Financial and Restructuring Officer of PSINet Inc., an internet service provider, from 2000 to 2002, as Chief Financial Officer of HMS Host Corporation, a subsidiary of Autogrill S.P.A., from 1999 to 2000, and as Chief Financial Officer of Sodexho Marriott Services, Inc. and its predecessor company from 1989 to 1999.
Mr. Hyatt brings significant experience with the strategic, financial, and operational issues of restaurant companies and food service companies in connection with his service as an executive officer and on the boards of a number of public and private retail consumer companies.
David S. Harris has served as a director since May 7, 2012. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC. From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Mr. Harris is a director of REX American Resources Corporation, Spectrum Brands Holdings, Inc. and, until its sale in December 2015, was a director of Steiner Leisure Limited. Mr. Harris serves as Lead Director and Chairman of the Audit and Compensation Committees of REX American Resources Corporation and served on the Audit Committee and was Chairman of the Compensation Committee and Special Committee of independent board members formed to consummate the sale of Steiner Leisure Limited.
Mr. Harris brings significant experience with the strategic, financial and operational issues of retail and consumer companies in connection with his service on the boards of a number of public and private companies.
Deborah M. Derby has served as a director since June 7, 2018. Ms. Derby serves as President of Horizon Group USA, a privately held retailer of craft components, activity kits and impulse and seasonal items since April 2016. Prior to being named President, from November 2015 to March 2016, Ms. Derby served as a consultant to Horizon Group USA. Ms. Derby also currently serves as a member of Horizon’s advisory board of directors. Ms. Derby previously served as Vice Chairman, Executive Vice President of Toys “R” Us from March 2013 to August 2015. Prior to her rejoining Toys “R” Us, Ms. Derby consulted for Kenneth Cole Productions, Inc., beginning in September 2012. Ms. Derby previously served as Chief Administrative Officer for Toys “R” Us from February 2009 to February 2012. Ms. Derby joined Toys “R” Us in 2000 as Vice President, Human Resources and held positions of increasing responsibility during her 11 years there, including Corporate Secretary, Executive Vice President, Human Resources, Legal & Corporate Communications and President, Babies “R” Us. Prior to joining Toys “R” Us, Ms. Derby spent eight years at Whirlpool

Corporation with her last position there as Corporate Director Compensation & Benefits. Ms. Derby also has experience as an attorney specializing in employment law and as a financial analyst with The Goldman Sachs Group, Inc. Ms. Derby has been a director on the Board of Directors of the Vitamin Shoppe Inc. (NYSE:VSI) since 2012 where she serves as the Chair of the Compensation Committee and a member of the Nomination and Governance Committee.
Ms. Derby brings significant experience with the strategic, financial, and operational issues of consumer retail companies in connection with her service on the boards of public and private companies and as a senior executive officer of several retail and consumer goods companies.
Alexander Sloane is a Co-Founder and Managing Partner of Garnett Station Partners, an investment firm focused on retail and consumer companies. Prior to founding Garnett Station Partners in September 2013, Mr. Sloane worked in private equity at Apollo Global Management from 2011 to 2013. Prior to Apollo, Mr. Sloane worked in Investment Banking at Goldman Sachs from 2009 to 2011. Mr. Sloane serves on the boards of Garnett Station Partners’ portfolio companies.
Mr. Sloane brings significant experience with strategic, investment, and financial issues of retail and restaurant companies in connection with his employment at Garnett Station Partners.
José E. Cil has served as a Class B director since November 30, 2018 and served as Class A director from January 28, 2015 until November 30, 2018. Mr. Cil was appointed Chief Executive Officer of RBI effective January 23, 2019. Mr. Cil served as Executive Vice President and President, Burger King, of RBI, from December 15, 2014 until January 23, 2019. Mr. Cil served as Executive Vice President and President of Europe, the Middle East and Africa for Burger King Worldwide Inc. and its predecessor from November 2010 until December 2014. Mr. Cil also served as Vice President and Regional General Manager for Wal-Mart Stores, Inc. in Florida from February 2010 to November 2010. From September 2008 to January 2010, Mr. Cil served as Vice President of Company Operations of BKC and from September 2005 to September 2008, he served as Division Vice President, Mediterranean and NW Europe Divisions, EMEA of a subsidiary of BKC.
Mr. Cil brings significant experience with the strategic, financial, and operational issues of restaurant companies in connection with his employment as an executive officer of RBI.
Matthew Dunnigan has served a Class B director since November 30, 2018 and served as a Class A director from February 5, 2018 until November 30, 2018. Mr. Dunnigan has been Chief Financial Officer of RBI since January 22, 2018. Mr. Dunnigan served as RBI’s Treasurer from October 2014 to January 22, 2018. Prior to joining RBI, Mr. Dunnigan served as Vice President of Crescent Capital Group LP from September 2013 to October 2014. Mr. Dunnigan served for three years as an investment professional for H.I.G. Capital from July 2008 to June 2011. Prior to that Mr. Dunnigan worked in investment banking with Bear, Stearns & Co., Inc., for two years.
Mr. Dunnigan brings significant experience with the strategic, financial and operational issues of restaurant companies in connection with his employment as an executive officer of RBI.
Information Regarding Executive Officers

Name	Age	Position
Daniel T. Accordino	68	Chairman of the Board, Chief Executive Officer and President
Paul R. Flanders	62	Vice President, Chief Financial Officer and Treasurer
Richard G. Cross	56	Vice President, Real Estate
William E. Myers	63	Vice President, General Counsel and Secretary
Gerald J. DiGenova	62	Vice President, Human Resources
Nathan Mucher	47	Vice President, Chief Information Officer

For biographical information regarding Daniel T. Accordino, please see “— Director Nominees’ Principal Occupation, Business Experience, Qualifications and Directorships”.
Paul R. Flanders has been Vice President, Chief Financial Officer and Treasurer since April 1997. From May 7, 2012 until July 16, 2012, Mr. Flanders also served as the Interim Chief Financial Officer of Fiesta Restaurant Group. Before joining us, he was Vice President-Corporate Controller of Fay’s Incorporated, a retail chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.
Richard G. Cross has been Vice President, Real Estate since July 2001.  Mr. Cross was Director of Real Estate from 1994 until July 2001. Mr. Cross served as a Real Estate Manager from 1993 until 1994 and as a Real Estate Representative from 1987 until 1993. Mr. Cross joined us in May 1984 and held various positions in the Purchasing Department until 1987.
William E. Myers has been General Counsel and Secretary since May 7, 2012. He was appointed Vice President in July 2001. Mr. Myers served as Associate General Counsel from March 2001 through May 7, 2012. Before joining us, Mr. Myers was engaged in private practice beginning in 1982.
Gerald J. DiGenova has been Vice President, Human Resources since July 2001. Mr. DiGenova was Director of Human Resources from January 1996 until June 2001. Mr. DiGenova served as Director of Safety and Risk Management from 1992 until December 1995 and Personnel Manager from January 1985 until January 1992. Mr. DiGenova has been an employee of ours since 1973, when he began as an hourly restaurant team member.
Nathan Mucher has been Vice President, Chief Information Officer since November 2018. Before joining us, Mr. Mucher served as Vice President, Information Technology for Krispy Kreme Doughnuts from 1999 until 2018, as a consultant for Novartis Animal Health from July 1998 to December 1998, as System Analyst for JS Walker & Company, an information technology consulting service, from 1996 until 1998, and as senior programmer for William James and Associates, an information technology consulting service from 1994 until 1996.
Information Regarding the Board of Directors and Committees
Family Relationships
There are no family relationships between any of our executive officers or directors.
Independence of Directors
During the fiscal year ended December 30, 2018, our board of directors met or acted by unanimous consent on eight occasions. During the fiscal year ended December 30, 2018, each of the directors attended at least 75% of the aggregate number of meetings of the board of directors and of any committees of the board of directors on which they served. We do not have a policy on attendance by directors at our annual meeting of stockholders. One director serving at such time attended our 2018 annual meeting of stockholders.
As required by the listing standards of NASDAQ, a majority of the members of our board of directors must qualify as “independent”, as affirmatively determined by our board of directors. Our board of directors determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent.”
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the board of directors has affirmatively determined that a majority of our board of directors is comprised of independent directors. Our independent directors pursuant to NASDAQ listing standards for all purposes other than serving on our Audit Committee are Hannah S. Craven, Deborah M. Derby, David S. Harris, Lawrence E. Hyatt, Matthew Perelman and Alexander Sloane.
Committees of the Board
The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee
Our Audit Committee consists of Hannah S. Craven, David S. Harris and, Lawrence E. Hyatt (Chair). All three members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and Rule 5605 of the NASDAQ listing standards. Each member of our Audit Committee is financially literate and the board of directors has determined that Mr. Hyatt is the Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended, which we refer to as the “Securities Act” , and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	monitors our financial reporting process and internal control system;

•	appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•
establishes procedures and monitors the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.
The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm are approved in advance by our Audit Committee. During the fiscal year ended December 30, 2018, the Audit Committee met or acted by unanimous consent on seven occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.carrols.com.

Audit Committee Report
Management has primary responsibility for preparing the Company's financial statements and establishing an effective system of internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company's financial statements with generally accepted accounting principles and as to the effectiveness of the Company's internal control over financial reporting based on their audit. The Audit Committee oversees on behalf of the board (i) the accounting, financial reporting and internal control processes of the Company and (ii) the audits of the financial statements and internal controls of the Company.
The Audit Committee operates under a written charter adopted by the board which sets forth its responsibilities and duties. The Audit Committee charter is available on the Company’s Investor Relations website at https://investor.carrols.com under “Corporate Governance > Audit Committee Charter.”
The Company has an Internal Audit Department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussions of audit project results, as well as quarterly assessments of internal controls.
The Audit Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 30, 2018 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed the financial statements with both management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (“PCAOB”), and PCAOB's Auditing Standard No. 2201, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” The Audit Committee also discussed with Deloitte the firm’s independence from the Company and management, including the independent auditors’ written disclosures required by Ethics & Independence Rule No. 3526, Communication with Audit Committees Concerning Independence, adopted by the PCAOB.
The Audit Committee also discussed with Deloitte the overall scope and plans for the audit. The Audit Committee met with Deloitte both with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Management has completed its annual documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee met periodically, both independently and with management, to review and discuss the Company’s progress in complying with Section 404, including PCAOB Auditing Standard No. 5 regarding the audit of the system of internal control over financial reporting. The Audit Committee also met periodically with Deloitte to discuss our internal controls and the status of the Company’s Section 404 compliance efforts. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal controls.
Based on the foregoing, we have recommended to the board of directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 30, 2018, for filing with the Securities and Exchange Commission.

Audit Committee
Lawrence E. Hyatt, Chair
Hannah S. Craven
David S. Harris

Compensation Committee
Our Compensation Committee consists of Hannah S. Craven, Deborah M. Derby, David S. Harris (Chair), Matthew Perelman, and Alexander Sloane. All five members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	provides oversight on the development and implementation of the compensation policies, strategies, plans and programs for our outside directors and disclosure relating to these matters; and

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries.
The processes and procedures that the Compensation Committee uses to determine executive officer compensation and outside directors’ compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement.
In March 2016, the Compensation Committee engaged the services of Pearl Meyer, an outside independent compensation consultant, to assist it with a review of the compensation for executive officers and directors of the Company. The nature and scope of Pearl Meyer's assignment and the material elements of the instructions or directions given to Pearl Meyer with respect to the performance of their duties under the engagement are described in the Compensation Discussion and Analysis included in this Proxy Statement. We believe that the use of an independent compensation consultant provides additional assurance that our compensation programs are reasonable and consistent with our goals and objectives. The Compensation Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Compensation Committee.
The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 30, 2018, the Compensation Committee met or acted by unanimous consent on five occasions. A copy of the Compensation Committee charter is available on the investor relations section of our website at www.carrols.com.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Hannah S. Craven (Chair), David S. Harris, Lawrence E. Hyatt, Matthew Perelman, and Alexander Sloane. All of the members of our Corporate Governance and Nominating Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. Our Corporate Governance and Nominating Committee, among other things:

•
establishes criteria for board and committee membership and recommends to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	makes recommendations regarding proposals submitted by our stockholders; and

•	makes recommendations to our board of directors regarding corporate governance matters and practices.
The Corporate Governance and Nominating Committee has adopted a formal written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 30, 2018, the Corporate Governance and Nominating Committee met or acted by unanimous written consent on three occasions. A copy of the Corporate Governance and Nominating Committee charter is available on the investor relations section of our website at www.carrols.com.

Finance Committee
Our Finance Committee consists of David S. Harris, Lawrence E. Hyatt, Matthew Perelman, and Alexander Sloane. Paul Flanders, our Vice President, Chief Financial Officer and Treasurer, serves as a non-board advisor of the Finance Committee. Our Finance Committee, among other things:

•
reviews and provides guidance to our board of directors and management about policies relating to the Company’s working capital; stockholder dividends and distributions; share repurchases; significant investments; capital and debt issuances; material financial strategies and strategic investments; and other transactions or financial issues that management desires to have reviewed by the Finance Committee; and

•	obtains or performs an annual evaluation of the Committee’s performance and makes applicable recommendations to the board of directors.
Nominations For The Board Of Directors
The Corporate Governance and Nominating Committee of the board of directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•	the highest personal and professional ethics, integrity and values;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	willingness and ability to devote adequate time, energy and resources to diligently perform board and board committee duties and responsibilities; and

•	a commitment to representing the long-term interests of the stockholders.
In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•	whether the individual possesses specific industry expertise and familiarity with general issues affecting our business; and

•	whether the person would qualify as an “independent” director under SEC and NASDAQ rules.
The Corporate Governance and Nominating Committee has not adopted a specific diversity policy with respect to identifying nominees for director. However, the Corporate Governance and Nominating Committee takes into account the importance of diversified board membership in terms of the individuals involved and their various experiences and areas of expertise.
The Corporate Governance and Nominating Committee shall make every effort to ensure that the board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the board, the Corporate Governance and Nominating Committee will consider and review such existing director’s board and committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the board.
The Corporate Governance and Nominating Committee has in the past relied upon third party search firms to identify director candidates, and may employ such firms in the future if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The board retains complete independence in making nominations for election to the board.
The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our amended and restated bylaws, as amended, any stockholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders, by writing to William E. Myers, Vice President, General Counsel and Secretary, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to the Chairman of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
Mr. Accordino currently serves as Chairman of our board of directors and Chief Executive Officer and President. The board of directors has determined that having the roles of Chairman of the board of directors and Chief Executive Officer in the same individual is the appropriate leadership structure for the Company and in the best interest of our stockholders at this time. This structure promotes the execution of the strategic responsibilities of the board of directors and management because the Chief Executive Officer is the director most familiar with identifying strategic priorities and leading the discussion and execution of our strategy. Our board of directors reserves the right to determine from time to time how to configure the leadership of the board of directors and the Company in the way that best serves us and our stockholders. The board of directors believes that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. Our board of directors does not have a lead independent director.
The board recognizes that depending on the circumstances, other leadership models, such as a separate Chairman of the Board, might be appropriate. Accordingly, the board regularly reviews and reassesses its leadership structure.
Risk Oversight
Our board of directors believes that oversight of risk management is the responsibility of the full board, with support from its committees and senior management. The board of directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risks. We believe that the current leadership structure enhances the board of directors' ability to fulfill this oversight responsibility.
Some risks, particularly those relating to potential operating liabilities, the protection against physical loss or damage to our facilities, and the possibility of business interruption resulting from a large loss event, are contained and managed by legal contracts of insurance. Our insurance contracts are reviewed, managed and procured by our Risk Management and Legal departments along with our Chief Financial Officer to optimize their completeness and efficacy, and our Vice President of Human Resources (who is responsible for Risk Management) advises the board on matters relating to insurance as appropriate. Periodic presentations are made to the board to identify and discuss risks and the mitigation of risk and the board members, particularly the Audit Committee, assesses and oversees business risks as a component of their review of the business and financial activities of the Company.

Code of Ethics
We have adopted written codes of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our codes of ethics available free of charge on the investor relations section of our website at www.carrols.com. We will disclose on our website amendments to or waivers from our codes of ethics in accordance with all applicable laws and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons who beneficially own more than 10% of our common stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 30, 2018.
Stockholder Communications With The Board Of Directors
Any stockholder or other interested party who desires to communicate with our Chairman of the board of directors or any of the other members of the board of directors may do so by writing to: Board of Directors, c/o Daniel Accordino, Chairman of the board of directors, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203. Communications may be addressed to the Chairman of the Board, an individual director, a board committee, the non-management directors or the full board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam”, pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table provides information regarding beneficial ownership of our common stock as of July 2, 2019 and to reflect the conversion of Series B Preferred Stock and the Series C Preferred Stock into shares of our common stock by:

•	each stockholder known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors, nominees for director and Named Executive Officers (as defined in “Executive Compensation—Compensation Discussion and Analysis” herein) individually; and

•	all directors and executive officers as a group.
There were 44,371,515 shares of our common stock outstanding on July 2, 2019 (without giving effect to the conversion of Series B Preferred Stock or the conversion of the Series C Preferred Stock).
Unless noted otherwise, to our knowledge, each of the following persons listed below have sole voting and investment power with respect to the shares of common stock beneficially owned, except to the extent that authority is shared by spouses under applicable law.
The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. Beneficial ownership includes any shares to which the person has either sole or shared voting power or investment power and also any shares of common stock the individual has the right to acquire within 60 days following July 2, 2019 through the exercise any stock option or other right, including options to officers and directors authorized by board resolution, but not yet issued, (ii) shares of common stock issuable upon conversion of Series B Preferred Stock held by that person that were convertible on July 2, 2019 or convertible within 60 days following that date and (iii) assuming that Proposal 3 herein is approved by the requisite stockholders at the meeting, shares of common stock issuable upon conversion of Series C Preferred Stock held by that person that were convertible on July 2, 2019 or convertible within 60 days following that date. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options, to convert the Series B Preferred Stock or to convert the Series C Preferred Stock (although in the event that Proposal 3 herein is approved by the requisite stockholders at the meeting, the Series C Preferred Stock will automatically convert into shares of our common stock). Except as otherwise indicated, the address for each beneficial owner is c/o Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Class Giving Effect to the Conversion of Series B Preferred Stock (1)	Percent of Class Giving Effect to the Conversion of Series B Preferred Stock and Series C Preferred Stock (2)
Restaurant Brands International, Inc. (3)	9,414,580	—%	17.5%	15.4%
Restaurant Brands International Limited Partnership
Cambridge Franchise Holdings, LLC (4)	14,814,815	16.6%	13.7%	24.2%
BlackRock, Inc. (5)	2,942,825	6.6%	5.5%	4.8%
Dimensional Fund Advisors LP (6)	2,355,229	5.3%	4.4%	3.8%
Private Capital Management, LLC (7)	2,278,462	5.1%	4.2%	3.7%
Daniel T. Accordino (8)	1,433,332	3.2%	2.7%	2.3%
Paul R. Flanders (9)	364,844	*	*	*
Richard G. Cross (10)	186,199	*	*	*
Gerald J. DiGenova (11)	166,401	*	*	*
William E. Myers (12)	92,163	*	*	*
David S. Harris	64,115	*	*	*
Hannah S. Craven	41,091	*	*	*
Lawrence E. Hyatt	18,097	*	*	*
Deborah M. Derby	15,823	*	*	*
José E. Cil (13)	—	—%	—%	—%
Matthew Dunnigan (13)	—	—%	—%	—%
Matthew Perelman (14)	14,826,673	16.6%	13.7%	24.2%
Alexander Sloane (15)	14,826,524	16.6%	13.7%	24.2%
All directors and executive officers as a group	17,235,447	22.0%	18.2%	28.1%
 _____

*	Less than 1.0%.

(1)
Percentages calculated on the basis of a number of shares of our common stock outstanding equal to the sum of (i) 44,371,515, the number of shares of our common stock outstanding as of July 2, 2019 and (ii) 9,414,580, the number of shares of our common stock that would be issuable upon the conversion of all of the outstanding shares of Series B Preferred Stock.

(2)
Percentages calculated on the basis of a number of shares of our common stock outstanding equal to the sum of (i) 44,371,515, the number of shares of our common stock outstanding as of July 2, 2019, (ii) 9,414,580, the number of shares of our common stock that would be issuable upon the conversion of all of the outstanding shares of Series B Preferred Stock and (iii) 7,450,402, the number of shares of our common stock that would be issuable upon the conversion of all of the outstanding shares of Series C Preferred Stock after giving effect to the removal of the Issuance Restriction.

(3)
Information was obtained from a Schedule 13D/A (Amendment No. 2) filed on May 9, 2019 with the SEC. BKC and Blue Holdco, another affiliate of RBI, beneficially own an aggregate of 9,414,580 shares of our common stock issuable upon the conversion of shares of Series B Preferred Stock. RBI and Restaurant Brands International Limited Partnership (“RBI LP”) each has sole voting power over 9,414,580 shares, sole dispositive power over 9,414,580 shares and shared voting and shared dispositive power over 0 shares. The address for RBI and RBI LP is 130 King Street West, Suite 300, P.O. Box 399, Toronto, Ontario M5X 1E1 Canada.

(4)
Information was obtained from a Schedule 13D filed on May 10, 2019 with the SEC. Cambridge Holdings and CFP beneficially own an aggregate of 7,364,413 shares of our common stock and 7,450,402 shares of our common stock, issuable upon the conversion of shares of the Series C Preferred Stock after giving effect to the removal of the Issuance Restriction. The address for each of Cambridge Holdings and CFP is 853 Broadway, Suite 2014, New York, New York 10003.

(5)
Information was obtained from a Schedule 13G/A (Amendment No. 2) filed on February 4, 2019 with the SEC. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power over 2,763,726 shares, sole dispositive power over 2,942,825 shares and shared voting and shared dispositive power over 0 shares.

(6)
Information was obtained from a Schedule 13G/A (Amendment No. 1) filed on February 8, 2019 with the SEC. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional Fund Advisors LP has sole voting power over 2,244,748 shares, sole dispositive power over 2,355,229 shares and shared voting and shared dispositive over 0 shares.

(7)
Information was obtained from a Schedule 13G/A (Amendment No. 2) filed on February 8, 2019 with the SEC. The address for Private Capital Management, LLC is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108. Private Capital Management, LLC has sole voting power and dispositive power over 609,538 shares and shared voting power and dispositive power over 1,668,924 shares.

(8)	Includes shares of common stock issuable pursuant to 41,865 restricted stock units.

(9)	Includes shares of common stock issuable pursuant to 15,783 restricted stock units.

(10)	Includes shares of common stock issuable pursuant to 6,223 restricted stock units.

(11)	Includes shares of common stock issuable pursuant to 4,668 restricted stock units.

(12)	Includes shares of common stock issuable pursuant to 5,186 restricted stock units.

(13)	The address of Mr. Cil and Mr. Dunnigan is 130 King Street West, Suite 300, P.O. Box 399, Toronto, ON M5X1E1, Canada.

(14)
Includes 11,858 shares of our common stock held directly by Mr. Perelman and 7,364,413 shares of common stock held by Cambridge Holdings and 7,450,402 shares of our common stock issuable upon the conversion of the Series C Preferred Stock after giving effect to the removal of the Issuance Restriction. Mr. Perelman and Mr. Sloane control the managing member of Cambridge Holdings and therefore may be deemed to share voting and dispositive power of the shares held by Cambridge Holdings. The address for each of Mr. Perelman and Mr. Sloane is 853 Broadway, Suite 2014, New York, New York 10003.

(15)
Includes 11,709 shares of our common stock held directly by Mr. Sloane and 7,364,413 shares of common stock held by Cambridge Holdings and 7,450,402 shares of our common stock issuable upon the conversion of the Series C Preferred Stock after giving effect to the removal of the Issuance Restriction. Mr. Perelman and Mr. Sloane control the managing member of Cambridge Holdings and therefore may be deemed to share voting and dispositive power of the shares held by Cambridge Holdings. The address for each of Mr. Perelman and Mr. Sloane is 853 Broadway, Suite 2014, New York, New York 10003.

Equity Compensation Plans
The following table summarizes, as of December 30, 2018, the equity compensation plans under which our common stock may be issued to our directors, officers and employees. Our stockholders approved all plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	3,664,567
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	3,664,567

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transaction Procedures
The board of directors has assigned responsibility for reviewing related party transactions to our audit committee. The board of directors and the audit committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the audit committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The audit committee reports to the board of directors on all related party transactions considered.
Series B Preferred Stock
Upon the closing of the 2012 acquisition, Carrols Restaurant Group, Inc. (now known as Carrols Holdco) issued to BKC 100 shares of Series A Preferred Stock which were convertible into an aggregate of 28.9% of the outstanding shares of the Carrols Holdco (previously known as Carrols Restaurant Group) common stock, on a fully diluted basis, on May 30, 2012 after giving effect to the issuance of the Series A Preferred Stock (or 9,414,580 shares of Carrols Holdco common stock in the aggregate, which we refer to as the “BKC Conversion Shares”).
On November 30, 2018, Carrols Holdco entered into a Preferred Stock Exchange Agreement (the “Exchange Agreement”) with BKC. Pursuant to the terms of the Exchange Agreement, BKC exchanged (the “Exchange”) 100 shares (the “Series A Shares”) of the Series A Preferred Stock held by BKC for 100 shares (the “Carrols Holdco Series B Shares”) of Carrols Holdco Series B Preferred Stock, newly issued by Carrols Holdco. The powers, preferences and rights of the Carrols Holdco Series B Shares are substantially similar to those of the Series A Shares (including, without limitation, that the Carrols Holdco Series B Shares are convertible into the same number of shares of Carrols Holdco common stock on an as-converted basis as the Series A Shares), except that the Carrols Holdco Series B Shares may be transferred by BKC to certain other entities that are both affiliates of BKC and either RBI or RBI LP, each an indirect parent of BKC (such affiliates of BKC and RBI or RBI LP, the “RBI Investors”), without the termination of the Rights (as defined below) that were previously granted solely to BKC pursuant to the Certificate of Designations of the Series A Preferred Stock (the “Series A Certificate of Designations”).
On November 30, 2018, in connection with the Exchange, Carrols Holdco (i) upon issuance of 100 shares of Carrols Holdco Series B Preferred Stock to BKC pursuant to a Certificate of Designation of Series B Preferred Stock and (ii) upon receipt of the 100 Series A Shares, which constituted all of the shares of Series A Preferred Stock outstanding, retired the Series A Preferred Stock by filing a Certificate of Retirement of Series A Convertible Preferred Stock of Carrols Holdco (the “Certificate of Retirement”) with the Secretary of State of Delaware as part of Carrols Holdco’s Certificate of Incorporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Retirement permanently retired the Series A Preferred Stock and eliminated all references to the Series A Preferred Stock from Carrols Holdco’s Certificate of Incorporation.
The Exchange Agreement also provides that the BKC Conversion Shares are to be included as “Registrable Securities,” as defined in the Registration Rights Agreement, dated May 30, 2012, by and between Carrols Holdco and BKC, and which provides for certain registration rights for the shares of Carrols Holdco’s common stock.
At the effective time of the Holding Company Reorganization, each share of Carrols Holdco common stock was automatically converted into one share of our common stock and each share of Carrols Holdco Series B Preferred Stock was automatically exchanged for one share of Series B Preferred Stock which has the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Carrols Holdco Series B Preferred Stock.
Each share of the Series B Preferred Stock is convertible into 94,145.80 shares of our common stock, or an aggregate of 9,414,580 shares of our common stock constituting approximately 17.5% of the outstanding shares of our common stock (the “Series B Conversion Shares”) on an as-converted basis after giving effect to the issuance of the Series B Conversion Shares.
The Certificate of Designation of Series B Preferred Stock (the “Series B Certificate of Designations”) provides that the RBI Investors have certain rights (collectively, the “Rights”) including approval rights, so long as they collectively own greater than 10% of the outstanding shares of our common stock (on an as-converted basis) with regards to, among other things: (a) modifying our organizational documents; (b) amending the size of our board of directors; (c) authorizing or consummating any liquidation event (as defined in the Series B Certificate of Designations), except as permitted pursuant to the amended operating agreement; (d) engaging in any business other than the acquisition and operation of Burger King restaurants, except following a bankruptcy filing, reorganization or insolvency proceeding by or against BKC or RBI, which filing has not been dismissed within 60 days; and (g) issuing, in any single transaction or series of related transactions, shares of our common stock in an amount exceeding 35% of the total number of shares of our common stock outstanding immediately prior to the time of such issuance. The Series B Preferred Stock votes with our common stock on an as-converted basis and provides for the right of the RBI Investors to elect two members of our board of directors as Class B members until the date on which the number of shares of our common stock into which the outstanding shares of Series B Preferred Stock held by the RBI Investors are then convertible constitutes less than 14.5% of the total number of outstanding shares of our common stock (the “BKC Director Step-Down Date”). From the BKC Director Step-Down Date to the date on which the number of shares of our common stock into which the outstanding shares of Series B Preferred Stock held by the RBI Investors are then convertible constitute less than 10% of the total number of outstanding shares of our common stock (the “BKC Director Cessation Date”), the RBI Investors have the right to elect one member to our board of directors as a Class B member. The Series B Preferred Stock ranks senior to our common stock with respect to rights on liquidation, winding-up and dissolution of the Company. The Series B Preferred Stock receives dividends and amounts upon a liquidation event (as defined in the Series B Certificate of Designations) on an as-converted basis.
Operating Agreement
Upon the closing of the 2012 acquisition, Carrols LLC and BKC also entered into an operating agreement, which was amended by the First Amendment to the Operating Agreement dated as of January 26, 2015 and by the Second Amendment to Operating Agreement dated as of December 17, 2015, which we refer to as the “operating agreement”, which has a term commencing on May 30, 2012 and ending (unless earlier terminated in accordance with the provisions thereof) on the earlier to occur of (i) 20 years from May 30, 2012 or (ii) the date that we operate 1,000 Burger King® restaurants. Pursuant to the operating agreement, BKC assigned to us its right of first refusal under franchise agreements with its franchisees, which we refer to as the “ROFR”, to purchase all of the assets of a Burger King® restaurant or substantially all of the voting stock of the franchisee, whether direct or indirect, on the same terms proposed between such franchisee and a third party purchaser, in 20 states as follows: Connecticut (except Hartford county), Delaware, Indiana, Kentucky, Maine, Maryland, Massachusetts (except for Middlesex, Norfolk and Suffolk counties), Michigan, New Hampshire, New Jersey, New York (except for Bronx, Kings, Nassau, New York, Queens, Richmond, Suffolk and Westchester counties), North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, Washington DC, and West Virginia, which we refer to as the “DMAs.” The continued assignment of the ROFR was subject to suspension or termination in the event of non-compliance by us with respect to the agreed upon remodeling schedule of our existing restaurants and the 2012 acquired restaurants as further described below.
In addition, pursuant to the operating agreement, BKC granted us franchise pre-approval, which we refer to as the “franchise pre-approval”, to build new restaurants or acquire restaurants from franchisees in the DMAs until the date that we operate 1,000 restaurants, which we refer to as “new restaurant growth.” We paid BKC approximately $3.8 million for the ROFR and the franchise pre-approval rights.
The grant by BKC to us of the franchise pre-approval to develop new restaurants in the DMAs was a non-exclusive right, subject to customary BKC franchise, site and construction approval.
Pursuant to the operating agreement, as amended, we agreed to remodel 455 existing restaurants to BKC’s 20/20 restaurant image by December 31, 2016, which we refer to as the “remodel plan” and at December 31, 2016 we had complied with this remodel requirement. Under the operating agreement, beginning on January 1, 2016 and until we would exceed operating 1,000 Burger King® restaurants, a minimum of 10% of our annual new restaurant growth (including acquisitions) had to come from the development of new Burger King® restaurants (which includes restaurants we relocate within their market area); provided that for 2016 only, any required new restaurant development could have been deferred and opened in 2017. As of December 30, 2018, we satisfied our new restaurant growth obligations under the operating agreement.
Pursuant to the amended operating agreement, we entered into franchise agreements with BKC for the 2012 acquired restaurants with terms of varying durations up to 20 years, depending upon the term of the underlying leases or subleases. Each franchise agreement provided for a royalty rate of 4.5% of sales, an advertising contribution payment of 4% of sales and a commitment to spend on local advertising during the term of no less than a 0.75% of sales in each of the DMAs, which we refer to as “investment spending” (provided that if any investment spending contract approved by 66.7% of the franchisees in a DMA called for investment spending of less than 0.75% of sales, we would have been obligated to investment spending to such lesser amount.) Effective on the date of the closing of the 2012 acquisition, the franchise agreements for our restaurants were amended to add an investment spending commitment consistent with the terms set forth in the franchise agreements for the 2012 acquired restaurants.
Pursuant to the amended operating agreement, we agreed to operate our restaurants at or above the U.S. Burger King® system’s national average (measured on a quarterly basis) for the following operational metrics: (i) Speed of Service; (ii) Operational BKC Visits (OER or its current equivalent); (iii) Food Safety Scores; and (iv) Guest Trac (or the then current guest recovery program), which we refer to as the “operations metrics.” Subject to a six month grace period with respect to the 2012 acquired restaurants, if more than 10% of our restaurants were rated below the national average for any of the individual operations metrics for more than two consecutive quarters, we and BKC would meet and develop a cure period for and a cure plan that details how we would address the operational issues and by what date we would bring our performance up to and exceed the national average. If at least 90% of our restaurants did not meet or exceed the national average for any of the operations metrics after the cure period, the franchise pre-approval for franchisee to franchisee transfers of restaurants or rights with respect to new restaurant growth would have been suspended until such time as at least 90% of our restaurants met or exceeded the national average for each of the operations metrics.
The amended operating agreement also provided that we and BKC would indemnify the other for all losses, damages and/or contractual liabilities to third parties arising out of or relating to any of the obligations, undertakings, promises and representations of BKC and us, as the case may be, under the operating agreement, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom. The amended operating agreement was terminated on April 30, 2019, and superseded by the Area Development Agreement (as defined below).
Area Development and Remodeling Agreement
The Company, Carrols, Carrols LLC, and BKC have entered into an Area Development and Remodeling Agreement (“Area Development Agreement”) with a term commencing on May 1, 2019 and ending on September 30, 2024, which supersedes the amended operating agreement described above. Pursuant to the Area Development Agreement, BKC assigned its right of first refusal under its franchise agreements with its franchisees to purchase all of the assets of a Burger King restaurant on the same terms proposed between such franchisee and a third party purchaser (the “ADA ROFR”), in 16 states which includes Arkansas, Indiana, Kentucky, Louisiana, Maine, Maryland, Michigan, Mississippi, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, Vermont and Virginia (subject to certain exceptions for certain limited geographic areas within certain states) and a limited number of counties in four additional states (collectively, the “ADA DMAs”) until the earlier of (a) the date that Carrols LLC has acquired more than an aggregate of 500 Burger King restaurants, or (b) September 30, 2024. The continued assignment of the ADA ROFR is subject to suspension or termination in the event of non-compliance by Carrols LLC with certain terms as set forth in the Area Development Agreement. In addition, pursuant to the Area Development Agreement, BKC granted Carrols LLC franchise pre-approval (the “ADA Franchise Pre-Approval”) to build new Burger King restaurants or acquire Burger King restaurants from Burger King franchisees in the ADA DMAs until the date that Carrols LLC acquires, in the aggregate, more than 500 Burger King restaurants inside or outside of the ADA DMAs. The grant by BKC to Carrols LLC of ADA Franchise Pre-Approval to develop new Burger King restaurants in the ADA DMA’s is a non-exclusive right, subject to customary BKC franchise, site and construction approval as specified in the Area Development Agreement. Carrols LLC will pay BKC $3.0 million for the ADA ROFR payable in four equal installment payments over the course of one year. In the event that Carrols LLC fails to meet the Remodel and Upgrade Obligations (as defined below), BKC has the right, in its sole discretion, to suspend the ADA Franchise Pre-Approval and the right to receive an assignment of the ADA ROFR for the calendar year immediately following the remodel year with respect to which such occurred until such default is cured.
Pursuant to the Area Development Agreement, Carrols LLC agreed to open, build and operate 200 new Burger King restaurants including seven Burger King restaurants by September 30, 2019, 32 additional Burger King restaurants by September 30, 2020, 41 additional Burger King restaurants by September 30, 2021, 41 additional Burger King restaurants by September 30, 2022, 40 additional Burger King restaurants by September 30, 2023 and 39 additional

Burger King restaurants by September 30, 2024, subject to and in accordance with the terms of the Area Development Agreement (such obligation the “Development Obligations”). In addition, Carrols LLC will agree to remodel or upgrade 748 Burger King restaurants to BKC’s Burger King of Tomorrow restaurant image, including 90 Burger King restaurants by September 30, 2019, 130 additional Burger King restaurants by September 30, 2020, 118 additional Burger King restaurants by September 30, 2021, 131 additional Burger King restaurants by September 30, 2022, 138 additional Burger King restaurants by September 30, 2023 and 141 additional Burger King restaurants by September 30, 2024, subject to and in accordance with the terms of the Area Development Agreement (such obligation the “Remodel and Upgrade Obligations”) and BKC will agree to contribute $10 million to $12 million for remodels of approximately 50 to 60 Burger King restaurants in 2019 and 2020, most of which have already been remodeled to the 20/20 image and where BKC is the landlord on the lease for such Burger King restaurants owned and operated by Carrols LLC or an affiliate.
Carrols LLC will pay BKC pre-paid franchise fees in the following amounts, which will be applied to new Burger King restaurants opened and operated by Carrols LLC: (a) $350,000 on the commencement date of the Area Development Agreement, (b) $1,600,000 on October 1, 2019, (c) $2,050,000 on October 1, 2020, (d) $2,050,000 on October 1, 2021, (e) $2,000,000 on October 1, 2022 and (f) $1,950,000 on October 1, 2023. In the event that Carrols LLC fails to comply with the Development Obligations, BKC has the right, in its sole discretion, to receive and retain, without obligation for any refund to Carrols LLC, all unapplied installments of prepaid franchise fees paid or due on or before the date of the such default and Carrols LLC will be required to pay additional franchise fees upon the opening of any new restaurant opened after the expiration of the applicable cure period, until such default is cured.
The base fees payable by Carrols LLC to BKC pursuant to the Area Development Agreement for each franchise agreement is the greater in each category of (a) the then-current amount charged by BKC in the U.S. for monthly royalty, monthly advertising contribution, and franchise fees, and (b) (i) royalty percentage in an amount equal to 4.5% of monthly gross sales; (ii) advertising contribution percentage in the amount of 4.0% of monthly gross sales; and (iii) franchise fees in an amount equal to $50,000 for free standing, in-line, and food court restaurant formats for a 20-year term. For each franchise agreement entered into by BKC and Carrols LLC on or after January 1, 2019 pursuant to the Area Development Agreement (each such agreement, a “New Franchise Agreement”), the royalty percentage will be reduced by 1% and the advertising contribution percentage will be reduced by 3% for the first four years of such New Franchise Agreement, provided that such discounts will not apply at any time that Carrols LLC is in default of the Development Obligations and has not cured such default.
Carrols LLC, in its sole discretion, may elect to enter into a successor franchise agreement in connection with all the restaurants it remodels or upgrades pursuant to the Remodel and Upgrade Obligations, for all such restaurants which (i) have more than three (3) years remaining on the term of the franchise agreement and (ii) the remodel or upgrade is completed by the applicable deadline and cure period (each such agreement, a “Successor Franchise Agreement”) in accordance with the Area Development Agreement. Under Successor Franchise Agreements which relate to restaurants which have been remodeled (but not those which relate to restaurants which have been upgraded), the royalty percentage will be reduced by 0.75% of monthly gross sales and the advertising contribution percentage will be reduced by 0.75% of monthly gross sales for the first five years of such Successor Franchise Agreement.
Popeyes Development Agreement
In addition, through the Cambridge Merger (as defined below), the Company has assumed Cambridge Holdings' development agreement for Popeyes®, which includes a right of first refusal for acquisitions in two southern states, as well as a development commitment for approximately 80 new Popeyes® restaurants over six years.
Series C Preferred Stock
In connection with the closing of the Cambridge Merger, the Company issued to Cambridge Holdings, 10,000 shares of Series C Preferred Stock pursuant to a Certificate of Designations (the “Series C Certificate of Designations”) which was filed with the Delaware Secretary of State immediately prior to the completion of the Mergers. The Series C Preferred Stock (i) accrues a dividend of 9% per annum (accrued on a daily basis) that will be payable by increasing the Stated Value (as defined in the Series C Certificate of Designations) per share of Series C Preferred Stock every six months from the date of issuance (a “Series C Dividend Payment Date”), provided that if the Series C Preferred Stock is converted into our common stock prior to a Series C Dividend Payment Date, any accrued and unpaid dividend since the date of the prior Series C Dividend Payment Date shall be forfeited upon conversion, (ii) is subject to certain restrictions prohibiting the conversion of Series C Preferred Stock and the issuance of shares of our common stock upon conversion, as further described below, (iii) is initially (at the Effective Time, as defined in the Merger Agreement) convertible into 7,450,402 shares of our common stock, which is equal to the quotient of (1) the difference of (A) the Equity Consideration Amount and (B) the product of (x) the number of Cambridge Investor Shares and (y) 13.5 and (2) 13.5, subject to adjustment pursuant to certain anti-dilution provisions set forth in the Series C Certificate of Designations and (iv) is automatically convertible into shares of our common stock upon Requisite Stockholder Approval (as defined below). The “Equity Consideration Amount” means the difference of (a) $200,000,000 and (b) the amount, if any, by which Net Debt (as defined in the Merger Agreement) exceeds $115,000,000. Pursuant to the Merger Agreement, the removal of the Issuance Restriction will be subject to obtaining the approval of our stockholders at the meeting or at subsequent meetings of stockholders, if necessary, until the approval of our stockholders is obtained (the “Requisite Stockholder Approval”). The Series C Preferred Stock ranks senior to our common stock and Series B Preferred Stock with respect to (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the consummation of a merger or consolidation in which the stockholders of the Company prior to such transaction own less than a majority of the voting securities of (a) the entity surviving or resulting from such transaction or (b) if the surviving or resulting entity is a wholly owned subsidiary of another corporation or entity immediately following such transaction, the parent corporation or entity of such surviving or resulting entity, or (iii) the sale, distribution or other disposition of all or substantially all of the Company’s assets (on a consolidated basis). In addition, the Series C Preferred Stock will receive dividends on an as converted basis without regard to the Issuance Restriction.
The prior consent of holders of at least a majority of the shares of Series C Preferred Stock then outstanding is required to, among other things, (i) (A) authorize, create, designate, establish or issue an increased number of shares of Series C Preferred Stock or any other class or series of capital stock ranking senior to or on parity with the Series C Preferred Stock as to dividends or upon liquidation or (B) reclassifying any shares of our common stock into shares of capital stock having preference or priority as to dividends or upon liquidation senior to or on parity with such preference or priority of the Series C Preferred Stock, (ii) amend the Series C Certificate of Designations or (iii) amend the Company’s organizational documents in a manner adverse to the rights, powers or preferences of the Series C Preferred Stock or holders of Series C Preferred Stock in their capacity as such.
Cambridge Registration Rights and Stockholders’ Agreement
Simultaneously with the closing of the Mergers, the Company and Cambridge Holdings entered into the Cambridge Registration Rights and Stockholders’ Agreement pursuant to which the Company agreed to file one shelf registration statement on Form S-3 covering the resale of at least 30% of the Cambridge Investor Shares, the Conversion Common Stock and any shares of our common stock issued or issuable to Cambridge Holdings with respect to our common stock and the Conversion Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger consolidation or other reorganization (collectively, the “Cambridge Registrable Shares”) upon written request of Cambridge Holdings at any time after the 24-month anniversary of the closing of the Mergers. The Cambridge Registration Rights and Stockholders’ Agreement also provides that Cambridge Holdings may make up to three demands to register, in connection with an underwritten public offering of the Cambridge Registrable Shares, for the resale of at least 33.3% of the Cambridge Registrable Shares held by Cambridge Holdings at the time of such demand upon the written request by Cambridge Holdings at any time following the 24th month anniversary of the closing of the Mergers. The Cambridge Registration Rights and Stockholders’ Agreement also provides that whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8), then Cambridge Holdings will have the right as specified therein to register its shares of our common stock as part of that registration. The registration rights under the Cambridge Registration Rights and Stockholders’ Agreement are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by Cambridge Holdings from an underwritten registration and the rights of RBI Investors pursuant to a the BKC Registration Rights Agreement (as defined below and subject to certain rights of certain persons, including members of current and former management of the Company that have piggyback registration rights). Except as otherwise provided, the Cambridge Registration Rights and Stockholders’ Agreement requires the Company to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of our common stock, stock transfer taxes and the expenses of Cambridge Holdings’ legal counsel in connection with the sale of the Cambridge Registrable Shares, provided that the Company will pay the reasonable fees and expenses of one counsel for Cambridge Holdings up to $50,000 in the aggregate for any registration thereunder, subject to the limitations set forth therein. The Company will also agree to indemnify Cambridge Holdings against certain liabilities, including liabilities under the Securities Act.
For the period that is two years after the date of the Cambridge Registration Rights and Stockholders’ Agreement, Cambridge Holdings may not, without the approval of a majority of the directors of the Company other than the Cambridge Investor Directors, directly or indirectly transfer any shares of Series C Preferred Stock (or any securities convertible into or exercisable or exchangeable for any such shares), Cambridge Investor Shares (or any securities convertible into or exercisable or exchangeable for any such shares), or Conversion Common Stock (or any securities convertible into or exercisable or exchangeable for any shares) held by Cambridge Holdings provided that such transfer restriction will not apply to (i) any transfer of Cambridge Investor Shares or Conversion Common Stock yielding up to $6.0 million in gross aggregate proceeds, and (ii) transfers to Permitted Affiliates.
Until the Cambridge Director Step-Down Date, Cambridge Holdings has the right to nominate two individuals as director nominees of our board of directors, which shall initially be Matthew Perelman and Alex Sloane, and the board of directors will take all necessary action to support the election and appointment of such director nominees as directors of the board of directors. From the Cambridge Director Step-Down Date to the Cambridge Director Cessation Date, Cambridge Holdings has the right to nominate one individual as a director nominee of our board of directors and the Company and our board of directors will take all necessary action to support the election and appointment of such director nominee as a director of the board of directors. Until the Cambridge Director Cessation Date, the Company and the board of directors will act to ensure that the number of Cambridge Investor Directors serving on each committee of the board of directors is, to the extent possible proportional to the number of Cambridge Investor Directors serving on the board of directors and that at least one Cambridge Investor Director serves on each of the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee of the board of directors at all times, provided that such Cambridge Investor Directors meet the requirements to serve on such committee under the rules and regulations of NASDAQ, the Securities Act and the Exchange Act.
Until the Cambridge Director Cessation Date, at each annual or special meeting of our stockholders at which any person is subject to election or re-election as a member of the board of directors, Cambridge Holdings has agreed to cause to be present for quorum purposes all shares of Cambridge Investor Shares and Conversion Common Stock that Cambridge Holdings and its Permitted Affiliates have the right to vote as of the record date for such meeting of our stockholders, and vote or cause to be voted all such shares of Cambridge Investor Shares and Conversion Common Stock in favor of the election of all of the director nominees recommended for election by the board of directors, and against the removal of any such director (unless proposed by the Company).
Consent Agreement
On April 30, 2019, the BKC Stockholders, Carrols Holdco, Carrols Corporation and the Company entered into the Consent Agreement (the “Consent Agreement”) which provides, among other things, that we (i) include in our proxy statement for the meeting, a proposal soliciting our stockholders’ affirmative vote at such meeting for approval of a modification of the following definitions included in the Series B Certificate of Designation: (a) “Director Step-Down Date” to be modified by replacing the percentage set forth therein (14.5%) with 11.5% and (b) “Director Cessation Date” to be modified by replacing the percentage set forth therein (10%) with 7.5% to reflect the increase in the number of directors of the Company (the “Consent Agreement Stockholder Approval”) and (ii) use our commercially reasonable efforts to solicit our stockholders’ approval of such proposal and to cause our board of directors to recommend to our stockholders that they vote in favor of such proposal, unless our board of directors determines, after consultation with outside legal counsel, that making such recommendation would reasonably be expected to cause our board of directors to be in breach of its fiduciary duties under applicable law. If the Consent Agreement Stockholder Approval is not obtained at the meeting, then we will use our commercially reasonable efforts (including continuing to recommend the Consent Agreement Stockholder Approval to our stockholders) to obtain the Consent Agreement Stockholder Approval at each of our following meetings of the stockholders until such Consent Agreement Stockholder Approval is obtained. We entered into the forgoing obligations in consideration for the consent of the BKC Stockholders under the Series B Certificate of Designations for certain matters related to the Mergers and the Holding Company Reorganization.

Voting Agreements
On February 19, 2019, Cambridge Holdings entered into a Voting Agreement with each of Daniel T. Accordino (the “Accordino Voting Agreement”), Paul R. Flanders (the “Flanders Voting Agreement”), Richard G. Cross (the “Cross Voting Agreement”) and William E. Myers (the “Myers Voting Agreement” and together with the Accordino Voting Agreement, Flanders Voting Agreement and the Cross Voting Agreement, the “Management Voting Agreements”), pursuant to which Messrs. Accordino, Flanders, Cross and Myers agreed to vote their respective shares of our common stock in favor of a proposal at the meeting and any subsequent meeting of our stockholders, if necessary, to remove the Issuance Restriction. The Management Voting Agreements will terminate upon the earlier to occur of (a) the date on which the removal of the Issuance Restriction is approved by our stockholders or (b) the date of any amendment to the Merger Agreement or any change to or modification of the Series C Certificate of Designations, in each case which change is materially adverse to the Company, Mr. Accordino, Mr. Flanders, Mr. Cross or Mr. Myers, as applicable.
On April 30, 2019, the BKC Stockholders, Cambridge Holdings and the Company entered into a Voting Agreement (the “BKC/Cambridge Voting Agreement” and together with the Management Voting Agreements, the "Voting Agreements"), pursuant to which (i) the BKC Stockholders agreed to vote their respective shares of Series B Preferred Stock that they hold in favor of a proposal at any annual or special meeting of the Company’s stockholders, or execute written consents in lieu of any annual or special meeting, to remove the Issuance Restriction and against any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, disadvantage or adversely affect the removal of the Issuance Restriction and (ii) Cambridge Holdings agreed to vote its shares of our common stock that it holds in favor of a proposal at any annual or special meeting of the Company’s stockholders, or execute written consents in lieu of any annual or special meeting, to amend the Series B Certificate of Designation changing the definition of (A) the BKC Director Step-Down Date to occur upon the first date on which the number of shares of our common stock into which the outstanding shares of Series B Preferred Stock held by the BKC Stockholders are then convertible constitute less than 11.5% of the total number of outstanding shares of our common stock and (B) BKC Director Cessation Date as the first date on which the number of shares of our common stock into which the outstanding shares of Series B Preferred Stock held by the BKC Stockholders are then convertible constitute less than 7.5% of the total number of outstanding shares of our common stock. The BKC/Cambridge Voting Agreement will terminate upon the date on which the removal of the Issuance Restriction and the Series B Certificate of Designation Amendment (as defined below) are approved by our stockholders.
BKC Registration Rights Agreement
Upon the closing of the 2012 acquisition, Carrols Holdco and BKC entered into a registration rights agreement (the “BKC Registration Rights Agreement”), which was assumed by us in connection with the Holding Company Reorganization, and pursuant to which we agreed to file one shelf registration statement on Form S-3 covering the resale of at least 30% of the Series B Conversion Shares as promptly as possible upon written request of BKC at any time after the 36-month anniversary of the closing of the 2012 acquisition. The BKC Registration Rights Agreement also provides that BKC may make up to three demands to register for the resale of at least 33.3% of the Series B Conversion Shares held by BKC under the Securities Act on the date of the closing of the 2012 acquisition upon the written request by BKC at any time following the 30-month anniversary of the closing of the 2012 acquisition. The BKC Registration Rights Agreement also provides that whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8), BKC has the right as specified therein to register its Series B Conversion Shares as part of that registration, provided, however, that such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain Series B Conversion Shares owned by BKC from an underwritten registration (and subject to certain rights of certain persons, including members of our management that have piggyback registration rights). Except as otherwise provided in the BKC Registration Rights Agreement, the BKC Registration Rights Agreement requires us to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of our common stock, stock transfer taxes and the expenses of BKC’s legal counsel in connection with the sale of the Series B Conversion Shares, provided that we will pay the reasonable fees and expenses of one counsel for BKC up to $50,000 in the aggregate for any registration thereunder, subject to the limitations set forth therein. We will also agree to indemnify BKC against certain liabilities, including liabilities under the Securities Act. We have also agreed, to the extent a shelf registration is effective, to file up to two prospectus supplements in connection with a block sale or non-marketed underwritten offering by BKC of our common stock held by BKC and pay one half of the accounting and printing fees related thereto to the extent such sale or offering is for a sales price of no less than 90% of the average closing price of our common stock for the five trading days ending immediately prior to such sale or offering and is not less than 300,000 shares of common stock.
The Exchange Agreement also provides that our common stock, issuable to BKC and RBI Investors upon the conversion of the Series B Shares are to be included as “Registrable Securities”, as defined in the BKC Registration Rights Agreement.
2014 Acquisitions
In connection with an acquisition of 64 Burger King® restaurants on November 4, 2014, we agreed with BKC to remodel 46 of such acquired restaurants over the five years beginning in 2014 and at December 31, 2018 we had remodeled 37 restaurants in connection with this agreement.
Franchise Agreements and Leases
We operate all of our restaurants (including the 2012 acquired restaurants) pursuant to franchise agreements entered into with BKC. In addition, we have entered into real property leases with BKC for a number of our restaurants (excluding the 2012 acquired restaurants) and real property leases or subleases with respect to all of the 2012 acquired restaurants.
Other
Pursuant to a registration agreement, which we refer to as the “registration agreement” dated March 27, 1997 and amended December 14, 2006, Daniel T. Accordino, CEO of Carrols Restaurant Group, and two former executive officers of Carrols Restaurant Group have the right, whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8) to register their shares subject to the registration agreement as part of that registration. Such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by such stockholders from the registration. The registration agreement requires us to pay for all costs and expenses, other than underwriting discounts and commissions for these stockholders, incurred in connection with the registration of their shares under the registration agreement. Under the registration agreement, we have agreed to indemnify these stockholders against certain liabilities, including liabilities under the Securities Act.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
Our Compensation Committee has responsibility for determining and approving the compensation programs for our Chief Executive Officer, which we refer to as the “CEO”, and our other executive officers named in the Summary Compensation Table, which we refer to as the “Named Executive Officers”. As described below, the principal elements of our compensation programs include base salary, annual bonus, long-term incentives (including restricted stock) and the ability to defer the receipt of current compensation. Our CEO recommends to the Compensation Committee the base salary, annual bonus and long-term incentive compensation for the other Named Executive Officers.
Objectives of Compensation Program
The primary objectives of our executive compensation programs are to enable us to attract and retain executives with the requisite qualifications and experience to achieve our business objectives. We accomplish this by utilizing compensation programs that encourage, recognize and reward individual performance and tie a portion of compensation to long-term company performance. Our programs were designed to permit flexibility in establishing compensation for each individual based upon job responsibilities, individual performance and our results. Our programs were also designed to provide incentives to improve short term performance, achieve long-term sustainable growth in earnings and align the interests of our executive team with our stockholders.
While the Compensation Committee is primarily responsible for the overall oversight of our executive compensation, the CEO, with the assistance of other members of management, provides recommendations with respect to compensation for the other executive officers.
The Compensation Committee believes that the CEO’s input is valuable in determining the compensation of other executive officers given his day to day role in Carrols Restaurant Group and his responsibility in establishing and implementing our strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other executive officers.
Elements of Our Compensation Programs
Our executive compensation program has consisted of short-term compensation (salary and annual incentive bonus) and long-term compensation (restricted stock) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe constitutes alignment with stockholders’ interests.
The Role of Stockholder Say-on-Pay Votes
Our board of directors, Compensation Committee, and management value the opinions of our stockholders. We provide our stockholders with the opportunity to cast an advisory vote to approve Named Executive Officer compensation every year, or Say-on-Pay. At our annual meeting of stockholders held in June 2018, approximately 93.46% of the stockholders who voted on the Say-on-Pay proposal voted in favor of the compensation of our Named Executive Officers as disclosed in our 2018 proxy statement. Although the advisory Say-On-Pay vote is non-binding, our Compensation Committee has considered the outcome of the vote and determined not to make material changes to our executive compensation programs in 2019 because the Compensation Committee believes this advisory vote indicates considerable stockholder support for our approach to executive compensation. Our Compensation Committee will continue to consider the outcome of our Say-on-Pay votes when making future compensation decisions for our Named Executive Officers.
Independent Compensation Advisor
The Compensation Committee has the authority to retain a compensation advisor. In March 2016, the Compensation Committee engaged the services of Pearl Meyer, an outside independent compensation consultant, to assist it with a review of the compensation for executive officers and directors of the Company. In selecting Pearl Meyer, the Compensation Committee considered the SEC’s independence criteria and concluded that Pearl Meyer is independent per the criteria and that the work of Pearl Meyer will not raise any conflicts of interest. Pearl Meyer reports directly to the Compensation Committee, and provides no other services to the Company. Pearl Meyer's services to the Compensation Committee include providing periodic data and information regarding market pay practices and trends, as well as assisting in the development of appropriate compensation program designs and policies. The Compensation Committee has been satisfied with Pearl Meyer's services.
Short-Term Compensation
Base Salary. The Compensation Committee annually reviews and approves the base salaries of our executive officers based upon recommendations from our CEO. Increases are not preset and typically take into account the individual’s performance, responsibilities of the position, potential to contribute to our long term objectives, management skills, future potential and periodically from competitive data. Our executive compensation plan in place was designed to compensate our CEO and executive officers, including the Named Executive Officers, with modest annual increases in base salaries combined with the opportunity to earn up to approximately one times the amount of base salary in annual cash incentive bonuses based on the performance of Carrols Restaurant Group and the individual performance of each of the Named Executive Officers, in order to align the interests of our CEO and the other Named Executive Officers with those of our stockholders.
Factors considered in base salary planning included our performance, budgetary and cost containment, competitive market data (from time to time) and current salary levels, as appropriate. At the end of the year, the CEO evaluates each of the other Named Executive Officer’s performance and expected future contributions.
For the 2018 fiscal year, the base salary of our CEO and President, Daniel T. Accordino, was determined pursuant to an employment agreement with Mr. Accordino, us and Carrols LLC, which we refer to as the "employment agreement", which became effective on January 1, 2012 or the “Effective Date”. Under such employment agreement, Mr. Accordino's base salary may be increased annually at the sole discretion of the Compensation Committee. Pursuant to the Compensation Committee's 2016 review of compensation programs for executive officers and directors of the Company and the report and recommendations received from Pearl Meyer and other findings, the base salary for Mr. Accordino was $837,624 for the 2018 fiscal year which represented an increase of 3.0% in his base salary from the 2017 fiscal year. The terms of Mr. Accordino’s employment agreement and the increase in Mr. Accordino's base salary were approved by our Compensation Committee.
Pursuant to the Compensation Committee's 2016 review of compensation programs for executive officers and directors of the Company and the report and recommendations received from Pearl Meyer and other findings, in January 2018, our other Named Executive Officers, Paul R. Flanders, William E. Myers, Richard G. Cross and Gerald J. DiGenova, each received an increase of 3.0% in their respective base salary over the levels established for the 2017 fiscal year, as recommended by our CEO and approved by our Compensation Committee.
Annual Incentive Bonus Payments. Annual cash bonuses have been an important component of our compensation program for our executive officers and an executive bonus plan, or "Executive Bonus Plan", has been approved by the Compensation Committee and was most recently revised for 2017 as described above. Our current Executive Bonus Plan was originally established in 2012, is reviewed annually by the Compensation Committee and measures performance throughout our fiscal year. Under our Executive Bonus Plan, annual incentive bonus payments are typically paid in March based on performance for the prior fiscal year.
For the 2018 fiscal year, each of the Named Executive Officers was eligible to receive a maximum annual incentive bonus ranging from 60% to 100% of base salary, depending on their respective positions. For each Named Executive Officer, the potential bonus payments were tied, in part, to the level of EBITDA achieved for the 2018 fiscal year (as defined and measured under the Executive Bonus Plan) in relation to our budgeted EBITDA for the 2018 fiscal year, and provided for increasing payments to the extent that certain minimum thresholds were exceeded. Each executive was also eligible to receive a bonus based on his individual attainment of specified goals and objectives established for the year, subject to certain minimum thresholds for both EBITDA and each individual's overall attainment of his goals and objectives. For the CEO 75% of his maximum potential bonus payment was tied to the level of EBITDA and 25% was tied to his individual attainment of goals and objectives. For the CFO, 55% of his maximum potential bonus payment was tied to the level of EBITDA and 35% was tied to his individual attainment of goals and objectives. For each other Named Executive Officer, 50% of his maximum potential bonus payment was tied to the level of EBITDA and 50% was tied to his individual attainment of goals and objectives.

Under the Executive Bonus Plan, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment charges and stock compensation expense. The Executive Bonus Plan also provides that EBITDA will be adjusted to exclude extraordinary, unusual or non-recurring gains and losses not deemed to be in the ordinary course of business, at the Compensation Committee's reasonable discretion. The Executive Bonus Plan requires that a minimum of 80% of budgeted EBITDA must be attained before the payment of any goals and objectives bonus and 85% of budgeted EBITDA must be attained before any payment of EBITDA bonus. The Executive Bonus Plan also specifies that the portion of the bonus tied to EBITDA will be capped at 200% of the target level after the attainment of 120% of budgeted EBITDA (the "EBITDA bonus"). The EBITDA bonus is earned on a pro-rata basis at an established rate for each participant for each 1% increase in attainment of budgeted EBITDA above 85% to a maximum of 120%. For the portion of the bonus tied to goals and objectives (the "goals and objectives bonus"), a minimum of 70% achievement of such goals and objectives is also required for the participant to be eligible for this portion of the bonus. Payments of the goals and objectives bonus are determined based on the discretion of the Compensation Committee, with input from the CEO, based on evaluating achievement of each participant's goals and objectives. The determination of whether goals and objectives were met by each Named Executive Officer is not a formulaic, objective or quantifiable standard; rather, the individual performance considerations were just factors (among others) that were generally taken into account in the course of making subjective judgments in connection with the compensation decision. The total EBITDA bonus amount is paid 50% in cash and 50% in restricted stock units vesting annually over three years with accelerated vesting for any event of termination other than for cause.
The following table sets forth the targeted bonus and actual bonus earned for each of the Named Executive Officers under the Executive Bonus Plan for the 2018 fiscal year:

Name	Target EBITDA Bonus % (1)	Maximum Objectives Bonus % (1)	Total Target Bonus % (1)	EBITDA Bonus Rate per 1% Attainment (2)	EBITDA Bonus Rate per 1% Attainment (3)	Earned EBITDA Bonus % (1)(4)	Earned Objectives Bonus % (1)	Total Earned 2017 Bonus(5)
Daniel T. Accordino	75%	25%	100%	5.00%	3.75%	83.3%	25.0%	$901,622
Paul R. Flanders	55%	35%	90%	3.67%	2.75%	61.1%	35.0%	410,848
Richard G. Cross	30%	30%	60%	2.00%	1.50%	33.3%	29.1%	192,923
William E. Myers	30%	30%	60%	2.00%	1.50%	33.3%	30.0%	163,091
Gerald J. DiGenova	30%	30%	60%	2.00%	1.50%	33.3%	28.5%	143,305

(1)	Bonus percentages stated as a percentage of individuals' base salary at targeted attainment of 100% of budgeted EBITDA.

(2)	Rate, as a percentage of individual's salary, at which EBITDA bonus is earned for each 1% increase in attainment of EBITDA over minimum of 85% up to 100% of budgeted EBITDA.

(3)	Rate, as a percentage of individual's salary, at which EBITDA bonus is earned for each 1% increase in attainment of EBITDA over minimum of 100% up to 120% of budgeted EBITDA.

(4)	Based on actual attainment percentage of 102.3% to budgeted EBITDA (as adjusted).

(5)
Mr. Accordino received $554,842 in cash and 38,318 restricted stock units, Mr. Flanders received $280,230 in cash and 14,433 restricted stock units, Mr. Cross received $141,421 in cash and 5,691 restricted stock units, Mr. Myers received $120,172 in cash and 4,742 restricted stock units and Mr. DiGenova received $104,678 in cash and 4,268 restricted stock units. All restricted stock units vest annually in equal installments over three years with accelerated vesting for any event of termination other than for cause.

For the 2018 fiscal year we generated total EBITDA (as defined and adjusted under the Executive Bonus Plan) of $102.3 million representing an attainment percentage of 102.3% of total budgeted EBITDA of $100.1 million for the 2018 fiscal year. Budgeted EBITDA is adjusted during the year to include budgeted EBITDA from acquisitions, which is not included in budgeted EBITDA at the beginning of the year. The following is a reconciliation of our net income as set forth in our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 to EBITDA (as adjusted) utilized in the calculation of the 2018 bonus under the Executive Bonus Plan (dollar amounts in thousands):

Net income	$10,104
Benefit for income taxes	(157)
Interest expense	23,638
Depreciation and amortization	58,468
EBITDA	92,053
Adjustments:
Impairment expense	3,685
Stock compensation expense	5,812
Acquisition costs	1,445
Gain on bargain purchase	(230)
Gain on fire insurance	(424)
EBITDA, as adjusted	102,341
Budgeted EBITDA	100,074
EBITDA Attainment %	102.3%
Long-Term Compensation
The long-term incentive compensation utilized by us for our senior management has been an equity based compensation plan designed to create alignment of senior management’s interests with those of our long term stockholders. We award restricted stock grants to our Named Executive Officers in connection with the long-term incentive component of our overall compensation plan. Restricted stock grants utilized in our 2016 Stock Incentive Plan, which we refer to as "the Carrols plan", have a time-based vesting schedule, typically vesting over a four-year period of time as established by the Compensation Committee under the Carrols plan. Our Compensation Committee also established a policy to provide that restricted stock being granted to employees, including the Named Executive Officers, will be granted on January 15th of each year. The measurement of the value of any restricted stock grant would be based upon the price of our common stock at the close of business on the grant date. The Compensation Committee would grant such restricted stock based upon recommendations from our CEO, who would provide such recommendations after evaluating the individual performance of our employees (including the Named Executive Officers, other than the CEO). Such performance evaluations coincide with our normal end of year annual review process for employees and senior management. The granting of restricted stock has been and is an important component of the total compensation package for the Named Executive Officers and is an important retention tool. Because the Compensation Committee’s policy has been to grant restricted stock on a fixed date, the Compensation Committee may have previously, or may in the future grant restricted stock at a time when it, as well as the CEO and senior management, may be aware of material non-public information that, once made public, could either have a positive or negative effective on the price of our common stock.
2016 Stock Incentive Plan. The Carrols plan provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us are eligible to participate in the Carrols plan.
The Carrols plan is administered by the Compensation Committee which approves awards and may base its considerations on recommendations by our CEO. The Compensation Committee has the authority to (1) approve plan participants, (2) approve whether and to what extent stock options, stock appreciation rights and stock awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the Carrols plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.
On January 15, 2018, restricted stock grants were made to the Named Executive Officers and certain other of our employees. Messrs. Accordino, Flanders, Cross, Myers and DiGenova were granted 145,000, 45,000, 20,000, 15,000 and 15,000 shares of restricted stock, respectively, with target values on the date of grant (based on the closing price of our common stock on such date) of $1,921,250, $596,250, $265,000, $198,750 and $198,750 respectively.

Other Benefits
We offer certain other benefits to the CEO and Named Executive Officers as described below. Such benefits are not taken into account in determining such individuals’ base salary, annual incentive bonus or equity based compensation.
Deferred Compensation Plan. We provide certain benefits under The Carrols Corporation and Subsidiaries Deferred Compensation Plan , which we refer to as the “Deferred Compensation Plan”, which is discussed under "—Nonqualified Deferred Compensation."
Change of Control and Severance Benefits. For a discussion of change of control arrangements or severance arrangements and the triggers for payments under such arrangements, please see “—Potential Payments Upon Termination or Change-of-Control.”
Other Post-Employment Benefits. The employment agreement for Mr. Accordino provides, for continued coverage under our welfare and benefits plans for Mr. Accordino and his eligible dependents after cessation of employment with us for the remainder of their respective lives.
Compensation for the Named Executive Officers
In December 2011, we entered into an employment agreement with Mr. Accordino. On September 6, 2013, we entered into a first amendment to the employment agreement. Mr. Accordino’s employment agreement is further described under "—, Summary Compensation Table."
None of the other Named Executive Officers have an employment agreement with us.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in both the Company's Annual Report on Form 10-K for the year ended December 30, 2018 and the Company's Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Stockholders.

Compensation Committee

David S. Harris, Chair
Hannah S. Craven
Deborah M. Derby
Matthew Perelman
Alexander Sloane

Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee for the fiscal year ended December 30, 2018 were Hannah S. Craven, Deborah M. Derby and David S. Harris. None of the members of our Compensation Committee were, during such year, an officer of us or any of our subsidiaries or had any relationship with us other than serving as a director. In addition, no executive officer served as a director or a member of the compensation committee of any other entity, other than any subsidiary of ours, one of whose executive officers served as a director or on our Compensation Committee. None of the members of our Compensation Committee had any relationship required to be disclosed under this caption under the rules of the SEC.
Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO. We identified our median employee and calculated our CEO pay ratio as follows:

•	We identified the median employee using our employee population as of the final day of our payroll year, December 30, 2018.

•
We utilized a consistently applied compensation measure (“CACM”) across our employee population to calculate the median employee compensation. For our CACM, we used total gross taxable earnings from our payroll records. Given our workforce and the high turnover rates inherent in the restaurant industry, our methodology included annualizing the compensation for all full-time and part-time employees who did not work a full calendar year to properly reflect their compensation levels. We did not perform any full-time equivalency adjustments or annualize the compensation for temporary or seasonal positions. We did not make any cost-of-living adjustments or use any statistical sampling.

•
After identifying the median employee, we calculated this employee’s total annual compensation in the same manner as the Chief Executive Officer’s compensation, which is described in the Summary Compensation Table on page 34.

We employed 24,499 employees as of December 30, 2018 exclusive of our CEO. 24,340 of those employees were full and part-time hourly restaurant team members, comprising 99.4% of our employees. As identified using the SEC pay ratio rules and CACM described above, our median employee is a part-time team member who worked an average of 20 hours per week in one of our restaurants in the United States, and whose annual compensation was $12,033. Our Chief Executive Officer’s compensation during the same time period was $3,727,221. Accordingly, our CEO pay ratio based on fiscal year 2018 compensation is approximately 310:1.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use different assumptions, adjustments, exclusions, or estimates in calculating their CEO pay ratio. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

SUMMARY COMPENSATION TABLE
The following table summarizes historical compensation awarded or paid to, or earned by, each of the Named Executive Officers for the fiscal years ended December 30, 2018, December 31, 2017 and January 1, 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards (1)($)	Option Awards ($)	Non- Equity Incentive Plan Compensation (2)($)	Change in Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Daniel T. Accordino	2018	$837,624	$1,921,250	$—	$554,842	$55,814	$357,691	$3,727,221
President, Chief	2017	$813,420	$2,182,250	$—	$257,450	$52,385	$79,173	$3,384,678
Executive Officer and Director	2016	$617,427	$1,228,000	$—	$603,779	$18,744	$17,520	$2,485,470
Paul R. Flanders	2018	$427,464	$596,250	$—	$280,230	$—	$130,618	$1,434,562
Vice President, Chief	2017	$415,008	$677,250	$—	$165,101	$—	$25,659	$1,283,018
Financial Officer and Treasurer	2016	$349,056	$614,000	$—	$308,777	$—	$—	$1,271,833
Richard G. Cross	2018	$309,000	$265,000	$—	$141,421	$—	$51,502	$766,923
Vice President,	2017	$300,000	$225,750	$—	$97,417	$—	$10,117	$633,284
Real Estate	2016	$240,000	$307,000	$—	$143,697	$—	$—	$690,697
William E. Myers	2018	$257,508	$198,750	$—	$120,172	$—	$42,919	$619,349
Vice President, General	2017	$250,008	$225,750	$—	$81,934	$—	$8,431	$566,123
Counsel	2016	$218,556	$221,040	$—	$128,891	$—	$—	$568,487
Gerald J. DiGenova	2018	$231,756	$198,750	$—	$104,678	$6,307	$38,627	$580,118
Vice President, Human	2017	$225,000	$225,750	$—	$64,963	$6,559	$7,588	$529,860
Resources
_____________________________

(1)
The amounts shown represent the aggregate grant date fair value of restricted stock granted and approved by the Compensation Committee in each of the fiscal years presented and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718.  These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized. The actual value, if any, that a named executive officer may realize will depend on the stock price at the date of vesting.

(2)
We provide incentive compensation to our executive officers based on an individual’s achievement of certain specified objectives and our achievement of specified EBITDA levels. See “Compensation Discussion and Analysis” above for a discussion of our Executive Bonus Plan. Amounts include cash bonuses paid in fiscal year 2019, 2018 and 2017 with respect to services rendered in fiscal year 2018, 2017 and 2016, respectively.

(3)
These amounts represent the above-market portion of earnings on compensation deferred by the Named Executive Officers under our nonqualified Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At December 30, 2018, 120% of the federal long-term rate was 4.0% per annum and the interest rate paid to participants was 8% per annum.

(4)
All other compensation in 2018 includes the value of each Named Executive Officer's restricted stock units earned under the incentive bonus plan and granted in 2019. Mr. Accordino received 38,318 restricted stock units, Mr. Flanders received 14,433 restricted stock units, Mr. Cross received 5,691 restricted stock units, Mr. Myers received 4,742 restricted stock units and Mr. DiGenova received 4,268 restricted stock units. All restricted stock units vest annually in equal installments over three years with accelerated vesting for any event of termination other than for cause.

All other compensation in 2017 includes the value of each Named Executive Officer's restricted stock units earned under the incentive bonus plan and granted in 2018. Mr. Accordino received 5,374 restricted stock units, Mr. Flanders received 2,045 restricted stock units, Mr. Cross received 806 restricted stock units, Mr. Myers received 672 restricted stock units and Mr. DiGenova received 605 restricted stock units. All restricted stock units vest annually in equal installments over three years with accelerated vesting for any event of termination other than for cause.
For Mr. Accordino, the amounts shown also include reimbursement for tax preparation fees of $6,100 plus a gross up for income taxes on such reimbursement of $4,811 for fiscal year 2018, reimbursement for tax preparation fees of $6,325 plus a gross up for income taxes on such reimbursement of $5,331 for fiscal year 2017, and $10,000 plus a gross up for income taxes on such reimbursement of $7,520 for fiscal year 2016.

Accordino Employment Agreement
On November 1, 2011, we and Mr. Accordino mutually agreed that Mr. Accordino would become our President and Chief Executive Officer effective on January 1, 2012. In December 2011, we and Carrols LLC entered into a new employment agreement with Mr. Accordino. Mr. Accordino’s employment agreement which commenced on the Effective Date and is subject to automatic renewals for successive one-year terms unless either Mr. Accordino, we or Carrols LLC elects not to renew Mr. Accordino’s employment agreement by giving written notice to the others at least 30 days before a scheduled expiration date. Mr. Accordino’s employment agreement provides that Mr. Accordino will receive an annual base salary that may be increased annually at the sole discretion of our Compensation Committee. Pursuant to Mr. Accordino’s employment agreement, Mr. Accordino will participate in our Executive Bonus Plan, and any restricted stock or other equity incentive plans applicable to executive employees, as determined by our Compensation Committee. Mr. Accordino’s employment agreement also provides that if Mr. Accordino’s employment is terminated without "cause" (as defined in Mr. Accordino’s employment agreement) or Mr. Accordino terminates his employment for "good reason" (as defined in Mr. Accordino’s employment agreement), in each case within twelve months following a "change of control" (as defined in Mr. Accordino’s employment agreement), Mr. Accordino will receive a cash lump sum payment equal to 2.99 times his average salary plus his average annual bonus (paid under our Executive Bonus Plan or deferred under our Deferred Compensation Plan) for the prior five years. Mr. Accordino’s employment agreement also provides that if Mr. Accordino’s employment is terminated by us or Carrols LLC without “cause”, as defined in Mr. Accordino’s employment agreement (other than following a change of control as described above), or Mr. Accordino terminates his employment for “good reason”, as defined in Mr. Accordino’s employment agreement (other than following a change of control as described above), Mr. Accordino will receive a lump sum cash payment in an amount equal to 2.00 times his average salary plus average annual bonus (paid under our Executive Bonus Plan or deferred under our Deferred Compensation Plan) for the prior five years. Mr. Accordino’s employment agreement includes non-competition and non-solicitation provisions effective during the term of Mr. Accordino’s employment agreement and for two years following its termination. On September 6, 2013 we and Carrols LLC entered into an amendment to Mr. Accordino’s employment agreement to provide, among other things, that in the event that we or Carrols LLC elect not to renew the term of the employment agreement for any reason other than for "cause" (as defined in the employment agreement), we or Carrols LLC shall (1) pay to Mr. Accordino a lump sum cash payment equal to his annual base salary and vacation pay in effect on the last day of the term of the employment agreement; (2) pay to Mr. Accordino any amounts he is entitled to under the Deferred Compensation Plan; (3) pay to Mr. Accordino the annual bonus for the year in which the term of the employment agreement ended that is payable under the terms of the Executive Bonus Plan; and (4) continue certain health benefits and insurance policies.
GRANTS OF PLAN-BASED AWARDS
The following table provides certain information regarding grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 30, 2018:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (2)
Daniel T. Accordino	1/15/2018	145,000	$1,921,250
Paul R. Flanders	1/15/2018	45,000	$596,250
Richard G. Cross	1/15/2018	20,000	$265,000
William E. Myers	1/15/2018	15,000	$198,750
Gerald J. DiGenova	1/15/2018	15,000	$198,750
__________________________

(1)
Amounts shown in this column reflect the number of restricted stock awards granted to each Named Executive Officer pursuant to Carrols plan during 2018. All of such restricted stock vests over a period of three years, with one-third of such restricted stock vesting on the first anniversary of the grant date and one-third of such restricted stock vesting on each subsequent anniversary of the grant date.

(2)
The value of the restricted stock awards granted in 2018 is calculated by multiplying the number of restricted stock awarded by the market closing price of our common stock on the grant date. The grant date fair value on January 12, 2018 was $13.25.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information with respect to the value of all Carrols Restaurant Group equity awards that were outstanding at the December 30, 2018 fiscal year end for each of the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel T. Accordino (1)	—	—	—	—	—	311,961	$2,926,194	—	—
Paul R. Flanders (1)	—	—	—	—	—	110,336	$1,034,952	—	—
Richard G. Cross (1)	—	—	—	—	—	46,661	$437,680	—	—
William E. Myers (1)	—	—	—	—	—	38,161	$357,950	—	—
Gerald J. DiGenova (1)	—	—	—	—	—	38,161	$357,950	—	—
_____________________________

(1)
In January 2016, we granted restricted stock awards to each Named Executive Officer pursuant to the 2006 Stock Incentive Plan, as amended. All such restricted stock awards vest over periods of four years with one-fourth of such restricted shares vesting on the first anniversary of the grant date and annually on the anniversary of the grant date thereafter. We also granted restricted stock awards to each Named Executive Officer in January 2017 and January 2018, pursuant to the 2016 Stock Incentive Plan. These restricted stock awards vest over periods of three years with one-third of such restricted shares vesting on the first anniversary of the grant date and annually on the anniversary of the grant date thereafter.

(2)	The market value of the restricted stock awards was determined based on the closing price of our common stock on the last trading day of the 2018 fiscal year, December 28, 2018, which was $9.38.
OPTIONS EXERCISED AND STOCK VESTED
The following table summarizes the options exercised and vesting of restricted stock awards for each of our Named Executive Officers during the fiscal year ended December 30, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Daniel T. Accordino	—	—	95,563	$1,266,210
Paul R. Flanders	—	—	38,438	$509,304
Richard G. Cross	—	—	15,613	$206,872
William E. Myers	—	—	13,863	$183,685
Gerard J. DiGenova	—	—	13,863	$183,685
_____________________________
(1) Based on the per-share market price of our common stock on the vesting date, multiplied by the number of shares vested.
NONQUALIFIED DEFERRED COMPENSATION
We have a Deferred Compensation Plan for employees not eligible to participate in the Carrols Corporation Retirement Savings Plan, which we refer to as the “Retirement Plan”, because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. We do not match any portion of the funds. All of the Named Executive Officers are eligible to participate in our Deferred Compensation Plan.

The following table describes contributions, earnings and balances at December 30, 2018 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Daniel T. Accordino	$—	$—	$111,073	$—	$1,449,310
Paul R. Flanders	—	—	—	—	—
Richard G. Cross	—	—	—	—	—
William E. Myers	—	—	—	—	—
Gerald J. DiGenova	12,000	—	12,551	—	169,340
(1) Earnings represent the interest earned on amounts deferred at 8.0% per annum.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL
Accordino Employment Agreement
On September 6, 2013, we and Carrols LLC entered into an amendment to Mr. Accordino's employment agreement to provide, among other things, that in the event that we or Carrols LLC elect not to renew the term of the employment agreement for any reason other than for "cause" (as defined in the employment agreement), we or Carrols LLC shall (1) pay to Mr. Accordino a lump sum cash payment equal to his annual base salary and vacation pay in effect on the last day of the term of the employment agreement; (2) pay to Mr. Accordino any amounts he is entitled to under the Deferred Compensation Plan; (3) pay to Mr. Accordino the annual bonus for the year in which the term of the employment agreement ended that is payable under the terms of the Executive Bonus Plan; and (4) continue certain health benefits and insurance policies.
Mr. Accordino’s employment agreement also provides that if Mr. Accordino’s employment is terminated without "cause" (as defined in his employment agreement) or Mr. Accordino terminates his employment for "good reason" (as defined in his employment agreement), (a) in each case within twelve months following a "change of control" (as defined his employment agreement), or (b) a binding agreement with respect to a change of control transaction was entered into during the term of his employment and such change of control transaction occurs within 12 months after the date of his termination of employment, then in either case, Mr. Accordino will receive a cash lump sum payment equal to 2.99 multiplied by the average of the sum of his base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination.
The employment agreement also provides that if Mr. Accordino’s employment is terminated by us or Carrols without cause more than 12 months following a change of control or Mr. Accordino terminates his employment for good reason more than 12 months following a change of control, Mr. Accordino will receive a cash lump sum payment in an amount equal to 2.00 multiplied by the average of the sum of his base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. The employment agreement includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following the termination of the employment agreement.
Change of Control/Severance Agreement
On June 3, 2013, we, Carrols and Carrols LLC entered into a change of control and severance agreement, which we refer to as the "change of control and severance agreement", with each of Messrs. Flanders, Myers, Cross and DiGenova. Each change of control and severance agreement provides that if within one year following a "change of control" (as defined in the change of control and severance agreement), such employee's employment is terminated by us, Carrols or Carrols LLC without "cause" (as defined in the change of control and severance agreement) or by such employee for "good reason" (as defined in the change of control and severance agreement), then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and the employee's monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. Each change of control and severance agreement also provides that if at any time other than within one year following a change of control, such employee's employment is terminated by us, Carrols or Carrols LLC without cause or by such employee for good reason, then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to one year's salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under our Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. The payments and benefits due under each change of control and severance agreement cannot be reduced by any compensation earned by the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we, Carrols or Carrols LLC may have against the employee.
The following table summarizes estimated benefits that would have been payable to Mr. Accordino if (1) the term of his employment agreement had not been renewed by us or Carrols LLC without cause; (2) his employment had been terminated on December 30, 2018 by us without cause or by him for good reason within 12 months of a change of control of us or such change of control is a result of (a) a binding agreement with respect to a change of control transaction was entered into during the term of his employment and (b) such change of control transaction occurs within 12 months after the date of termination of his employment; (3) his employment had been terminated on December 30, 2018 by us without cause or by him for good reason; (4) his employment had been terminated by us for cause or by him without good reason on December 30, 2018; (5) his employment had been terminated on December 30, 2018 by us due to disability; and (6) his employment had been terminated on December 30, 2018 due to death.

	Non-renewal of Employment Agreement Without Cause ($)	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason More than 12 Months following a Change in Control (2)($)		Terminated For Cause or by Employee Without Good Reason ($)	Disability ($)		Death ($)
Severance	$837,624	$3,256,524	(1)	$2,178,277	(2)	$—	$2,512,872	(3)	$—
Bonus (4)	554,842	554,842		554,842		—	554,842		—
Accrued Vacation (5)	64,433	64,433		64,433		64,433	—		—
Welfare Benefits (6)	454,793	454,793		454,793		—	454,793		245,588
Deferred Compensation Plan	1,449,310	1,449,310		1,449,310		1,449,310	1,449,310		1,449,310
Equity (7)	—	3,336,025		3,336,025		—	—		3,336,025
Total	$3,361,002	$9,115,927		$8,037,680		$1,513,743	$4,971,817		$5,030,923
 _____________________________

(1)
Reflects a lump sum cash payment in an amount equal to 2.99 multiplied by the average of the sum of the base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination, which we refer to as the “Five-Year Compensation Average”.

(2)	Reflects a lump sum cash payment in an amount equal to 2.00 multiplied by Mr. Accordino's Five Year Compensation Average.

(3)	Such amounts based on the base salary in effect at December 30, 2018 of $837,624 for Mr. Accordino, for a period of three years.

(4)
Reflects a lump sum cash payment in an amount equal to the pro rata portion of Mr. Accordino’s annual bonus under our Executive Bonus Plan for the year in which his employment is terminated. Amount represents the bonus earned by Mr. Accordino for the fiscal year ended December 30, 2018.

(5)	Amount represents four weeks of accrued but unpaid vacation as of December 30, 2018 based on the annual salary of $837,624 in effect at December 30, 2018 for Mr. Accordino.

(6)
Mr. Accordino's employment agreement requires continued coverage under our welfare and benefits plans for him and his eligible dependents for the remainder of their respective lives. The amount included in this table was actuarially determined based on the present value of future health care premiums paid for by us discounted at a rate of 4.17%.

(7)
The amount represents vesting of the outstanding shares of restricted stock and restricted stock units held at December 30, 2018 based upon the closing price of our common stock on the last trading day of our 2018 fiscal year, December 28, 2018, which was $9.38.

The following table summarizes estimated benefits that would have been payable to each Named Executive Officer identified in the table if the employment of such Named Executive Officer had been terminated on December 30, 2018 by us without cause or by the Named Executive Officer for good reason within one year after a change of control; or if the employment of such Named Executive Officer had been terminated on December 30, 2018 by us without cause or by the Named Executive Officer for good reason prior to a change of control or more than one year after a change of control.

	Paul R. Flanders				Richard G. Cross				William E. Myers				Gerald J. DiGenova
	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)
Severance	$667,645	(1)	$445,118	(3)	$482,643	(1)	$321,762	(3)	$402,215	(1)	$268,143	(3)	$361,991	(1)	$241,328	(3)
Bonus	280,230	(2)	280,230	(4)	141,421	(2)	141,421	(4)	120,172	(2)	120,172	(4)	104,678	(2)	104,678	(4)
Welfare Benefits (5)	14,727		14,727		9,177		9,177		11,565		11,565		11,565		11,565
Deferred Compensation Plan	—		—		—		—		—		—		—		—
Equity (6)	1,034,952		1,189,516		437,680		498,622		357,950		408,733		357,950		403,659
Total	$1,997,554		$1,929,591		$1,070,921		$970,982		$891,902		$808,613		$836,184		$761,230

(1)
Reflects a cash lump sum payment in an amount equal to 18 multiplied by the amount of the Named Executive Officer’s monthly base salary in effect at December 30, 2018 plus interest of 8.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 30, 2018 of 5.25% plus 3%) until the time of payment which would be the fifth business day following the six month anniversary of termination.

(2)
Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 30, 2018. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.

(3)
Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 30, 2018 plus interest of 8.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 30, 2018 of 5.25% plus 3%) until the time of payment which would be the fifth business day following the six month anniversary of termination.

(4)
Reflects an amount equal to the pro-rata portion of the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which the Named Executive Officer would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 30, 2018.

(5)
Reflects continued coverage of group term life and disability insurance and group health and dental plan coverage for such Named Executive Officer and his dependents for a period of 18 months based on rates in effect at December 30, 2018 without discounting.

(6)
All unvested shares of stock and unvested restricted stock units held by the Named Executive Officer will automatically vest. Unlike other payments in this table, the shares vest in accordance with the Carrols plan even if the Named Executive Officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the unvested shares held by each Named Executive Officer at December 30, 2018 and the closing price of our common stock on the last trading day of our 2018 fiscal year, December 28, 2018, which was $9.38.

DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on our board of directors. The members of the board of directors, except for any member who is an executive officer or employee, each receives a fee for serving on our board of directors or board committees. In March 2016, the Compensation Committee engaged the services of Pearl Meyer, an outside independent compensation consultant, to assist it with a review of the compensation for executive officers and directors of the Company. Based upon the report and recommendations received from Pearl Meyer and other findings, and the recommendations of the Compensation Committee, our board of directors made certain changes to director compensation, all of which were effective January 1, 2017. Non-employee directors receive compensation for board service as follows:

•	Annual retainer of $60,000 year for serving as a director.

•
The chair of the Audit Committee receives an additional fee of $18,000 per year and each other member of the Audit Committee receives an additional fee of $7,500 per year. The chairman of the Compensation Committee receives an additional fee of $10,000 per year and each other member of the Compensation Committee receives an additional fee of $5,000 per year. The chairman of the Corporate Governance and Nominating Committee receives an additional fee of $5,000 per year and each other member of the Corporate Governance and Nominating Committee receives an additional fee of $3,000 per year. All directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the board of directors.

•
Pursuant to our 2016 Stock Incentive Plan, in January of each year members of our board of directors, (except for any member who is an executive officer or employee and except for the two Class A directors) will receive an annual restricted stock award with an aggregate “fair market value” (as such term is defined in the Carrols plan) of $100,000 on the date of grant.

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 30, 2018. Compensation information for Daniel T. Accordino, our Chairman of the board of directors, President and Chief Executive Officer, is set forth in the Summary Compensation Table above. Matthew Perelman and Alexander Sloane were appointed to our board of directors on April 30, 2019 and therefore do not appear in the table below.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Award ($) (2)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
José E. Cil (3)	$60,000	$—	$—	$—	$—	$—	$60,000
Hannah S. Craven	76,889	100,011	—	—	—	—	176,900
Deborah M. Derby	36,786	—	—	—	—	—	36,786
Manuel A. Garcia III (4)	28,393	257,595	—	—	—	—	285,988
David S. Harris	80,500	100,011	—	—	—	—	180,511
Lawrence E. Hyatt	81,000	100,011	—	—	—	—	181,011
Alexandre Macedo (3)	—	—	—	—	—	—	—
Matthew Dunnigan (3)	60,000	—	—	—	—	—	60,000

 ________________

(1)	The amounts listed in this column include the payment of annual retainers, additional fees for committee service, and attendance fees.

(2)
On January 15, 2018, Ms. Craven and Messrs. Garcia, Harris and Hyatt were each granted 7,548 restricted shares of common stock valued at $13.25 per share under the Carrols plan. The restricted shares of common stock vest and becomes non-forfeitable and one-third on the each anniversary of the award date, provided that, the participant has continuously remained a director of Carrols Restaurant Group. The amounts shown in this column represent the aggregate fair value of restricted common stock granted and approved by the Compensation Committee and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. See Notes 1 and 11 of the consolidated financial statements for the year ended December 30, 2018 included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018.

(3)
Mr. Cil and Mr. Dunnigan are Class B director designees of BKC pursuant to the terms of the Series B Preferred Stock. Prior to the Exchange, Mr. Macedo resigned as a Class A director and Mr. Dunnigan was appointed as a Class A director designee of BKC on February 5, 2018. Amounts for the Class B directors are paid directly to BKC.

(4)
Mr. Garcia retired from our board of directors, effective June 7, 2018. The Compensation Committee approved the acceleration of vesting of 19,589 shares of restricted stock held by Mr. Garcia as of the date of his retirement from our board of directors.

(5)
Ms. Derby was elected to our board of directors at our annual meeting of stockholders held on June 7, 2018 and her compensation represents a prorated payment for the period June 7, 2018 through December 30, 2018.

The following table represents the number of unvested restricted stock awards held by each of our non-employee directors as of December 30, 2018.

Name	Outstanding Stock Awards
José E. Cil	—
Hannah S. Craven	18,880
Manuel A. Garcia III	—
Deborah M. Derby	—
David S. Harris	14,818
Lawrence E. Hyatt	7,548
Alexandre Macedo	—
Matthew Dunnigan	—

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT UNDER "EXECUTIVE COMPENSATION"

We are asking our stockholders to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as described in this Proxy Statement under “Executive Compensation” in accordance with the rules of the SEC.
The Company currently holds an advisory vote on executive compensation every year.
The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of encouraging and rewarding executives to contribute to the achievement of the Company's business objectives and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company's success. The programs are intended to align the interests of our Named Executive Officers with those of our stockholders to provide a balanced mix of short-term and long-term compensation elements, and reward the achievement of performance measures that are directly related to the Company's financial goals.
The Compensation Committee believes that the amounts of 2018 actual total compensation for the Named Executive Officers are consistent with these objectives. The compensation of the Named Executive Officers is described in the Compensation Discussion and Analysis, the related compensation tables, notes and narrative in this Proxy Statement. The Compensation Discussion and Analysis section and the accompanying tables and narrative provide a comprehensive review of the Company's executive compensation program and its elements, objectives and rationale. Stockholders are urged to read this disclosure before voting on this Proposal 2.
We are asking our stockholders to indicate their support for our Named Executive Officers' compensation as described in this Proxy Statement under "Executive Compensation." Accordingly, we will ask our stockholders to vote "FOR" the following non-binding resolution at the meeting:
RESOLVED, that the stockholders of Carrols Restaurant Group, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and related narrative disclosure in the Proxy Statement for the Company's 2019 Annual Meeting of Stockholders.
Vote Required For this Proposal 2
The advisory resolution will be considered approved if it receives an affirmative vote of the majority of the shares present at the meeting and entitled to vote on the subject matter. Although the stockholder vote on this Proposal 2 will be non-binding, the board and the Compensation Committee value the opinions that the stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.
Board Recommendation
The board of directors recommends a vote FOR the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under "Executive Compensation". Proxies received in response to the solicitation will be voted FOR the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under "Executive Compensation" unless otherwise specified in the proxy.

PROPOSAL 3—APPROVE THE CONVERSION OF OUR OUTSTANDING SERIES C CONVERTIBLE PREFERRED STOCK INTO SHARES OF OUR COMMON STOCK BY REMOVAL OF THE RESTRICTION THAT PROHIBITS SUCH CONVERSION

Background of Proposal
On April 30, 2019, pursuant to the Merger Agreement, we completed the acquisition of 165 Burger King® restaurants, 55 Popeyes® restaurants, six convenience stores and certain real property through the Cambridge Merger.
On April 30, 2019, in connection with the Cambridge Merger, we issued 7,364,413 shares of our common stock and 10,000 shares of Series C Preferred Stock to Cambridge Holdings. Pursuant to the Series C Certificate of Designations, each share of Series C Preferred Stock will initially convert into 745.04 fully paid and nonassessable shares of common stock (or an aggregate of 7,450,402 shares of our common stock) or an aggregate of 24.2% of the outstanding shares of our common stock on July 2, 2019, after giving effect to the issuance of the Conversion Common Stock upon the removal of the Issuance Restriction and upon conversion of all of the outstanding shares of Series B Preferred Stock into shares of our common stock. Cambridge Holdings will be entitled to vote a total of 7,364,413 shares of common stock held by it, on all matters properly brought before the meeting other than this Proposal 3 regarding the removal of the Issuance Restriction.
In connection with the Cambridge Merger, pursuant to the Merger Agreement, we agreed to solicit stockholder approval of the removal of the Issuance Restriction and the conversion of our outstanding Shares of Series C Preferred Stock into shares of our common stock at an annual meeting of the stockholders of the Company to be held no later than 120 days from April 30, 2019. If the stockholders approve this Proposal 3, all outstanding shares of Series C Preferred Stock will automatically convert into an aggregate of 7,450,402 shares of our common stock and all accrued and unpaid dividends since April 30, 2019, the closing date of the Cambridge Merger, will be forfeited by Cambridge Holdings. We further agreed that in the event stockholder approval is not obtained, we will include this Proposal 3 at our 2020 annual meeting of stockholders and at subsequent annual meetings of stockholders thereafter until stockholder approval of the removal of the Issuance Restriction and the conversion of our outstanding Shares of Series C Preferred Stock into shares of our common stock has been obtained.
Pursuant to the Voting Agreements, the BKC Stockholders, Mr. Accordino, Mr. Flanders, Mr. Cross and Mr. Myers who owned an aggregate of 11,491,118 shares of our common stock directly or on an as-converted basis on July 2, 2019, the record date, agreed to vote their respective shares of our common stock or their respective securities convertible into shares of our common stock in favor of a proposal at the meeting and any subsequent meeting of our stockholders, if necessary, to remove the Issuance Restriction. The BKC/Cambridge Voting Agreement will terminate upon the date on which the Issuance Restriction and the Series B Certificate of Designation Amendment (as defined below) are approved by our stockholders. Each of the Management Voting Agreements will terminate upon the earlier to occur of (a) the date on which the removal of the Issuance Restriction is approved by our stockholders and (b) the date of any amendment to the Cambridge Merger Agreement or any change to or modification of the Series C Certificate of Designations, in each case which change is materially adverse to the Company, Mr. Accordino, Mr. Flanders, Mr. Cross or Mr. Myers, as applicable.
Interest of Certain Persons in Matters to be Acted Upon
Except as described herein, no person who has been a director or executive officer of the Company at any time since the beginning of our fiscal year ended December 30, 2018, and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon at this meeting. Matthew Perelman, Co-President of Cambridge Holdings, and Alexander Sloane, Co-President of Cambridge Holdings, serve as members of our board of directors since April 30, 2019. As of the record date, Cambridge Holdings owns 7,364,413 shares of our common stock and 10,000 shares of our Series C Preferred Stock which is convertible into an aggregate of 7,450,402 of the shares of our common stock after giving effect to the removal of the Issuance Restriction. Each of Messrs. Perelman and Sloane is deemed to beneficially own the shares of our common stock and our Series C Preferred Stock held by Cambridge Holdings. As required by the listing rules, Cambridge Holdings, as the holder of all of our outstanding Series C Preferred Stock, is not entitled to vote on this Proposal 3 regarding the removal of the Issuance Restriction.

Series C Preferred Stock
For a description of the terms, rights and preferences of the Series C Preferred Stock, see page 23 of this Proxy Statement.
Stockholder Approval and the Listing Rules
We are subject to the NASDAQ Marketplace Rules, which we refer to as the “listing rules”, because our common stock is listed on The Nasdaq Global Market. Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: (i) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
In addition, Listing Rule 5635(b) requires us to obtain stockholder approval for any issuance or sale of common stock, or securities convertible into or exercisable for common stock, that would result in a change of control of the Company. Pursuant to the listing rules, a “change of control” occurs if an investor (or group of investors) has the right to acquire 20% or more of our outstanding shares of common stock or voting power and such ownership or voting power is the largest ownership position in our company.
The 10,000 shares of Series C Preferred Stock converts into an aggregate of 7,450,402 shares of our common stock after giving effect to the removal of the Issuance Restriction at the meeting and, together with the Cambridge Investor Shares, will constitute 24.2% of the outstanding shares of our common stock on July 2, 2019 after giving effect to the issuance of the Conversion Common Stock upon removal of the Issuance Restriction and after giving effect to the conversion of all of the outstanding shares of Series B Preferred Stock into shares of our common stock. Accordingly, in order for Series C Preferred Stock to convert in a manner consistent with Listing Rule 5635(a) and to ensure compliance with Listing Rule 5635(b), the removal of the Issuance Restriction and the conversion of our outstanding Shares of Series C Preferred Stock into shares of our common stock requires the approval of our stockholders.
If the stockholders approve this Proposal 3 at this meeting, the 10,000 shares of Series C Preferred Stock held by Cambridge Holdings will automatically convert into an aggregate of 7,450,402 shares of our common stock and all accrued and unpaid dividends on the Series C Preferred Stock since April 30, 2019, the closing date of the Cambridge Merger, will be forfeited by Cambridge Holdings.
THE SUMMARY OF THE TERMS OF THE CAMBRIDGE MERGER AND THE SERIES C PREFERRED STOCK CONTAINED IN THIS PROXY STATEMENT IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE MERGER AND THE TERMS OF THE SERIES C PREFERRED STOCK; HOWEVER, IT IS NOT INTENDED AS A SUBSTITUTE FOR REVIEWING THE CAMBRIDGE MERGER AGREEMENT, THE SERIES C CERTIFICATE OF DESIGNATIONS, THE CAMBRIDGE REGISTRATION RIGHTS AND STOCKHOLDERS’ AGREEMENT, THE AREA DEVELOPMENT AGREEMENT AND THE VOTING AGREEMENTS IN THEIR ENTIRETY, WHICH WE HAVE PREVIOUSLY FILED WITH THE SEC. THESE AGREEMENTS AND DOCUMENTS WERE FILED AS EXHIBITS TO OUR CURRENT REPORT ON FORM 8-K FILED WITH THE SEC ON FEBRUARY 25, 2019 AND OUR CURRENT REPORT ON FORM 8-K12B FILED WITH THE SEC ON MAY 6, 2019. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THESE DOCUMENTS.
Vote Required for This Proposal 3
The majority of the shares present at the meeting and entitled to vote on the subject matter is required to approve the removal of the Issuance Restriction that prohibits the conversion of our outstanding Series C Preferred Stock into shares of our common stock. As required by the listing rules, Cambridge Holdings, as the holder of all of our outstanding Series C Preferred Stock, is not entitled to vote on this Proposal 3. Pursuant to the Voting Agreements, the BKC Stockholders, Mr. Accordino, Mr. Flanders, Mr. Cross and Mr. Myers have agreed to vote all of their respective shares of our common stock and securities convertible into shares of our common stock held as of the record date (which constitutes a total of 11,491,118 shares of our common stock on an as-converted basis) for this Proposal 3 to remove the Issuance Restriction.
Board Recommendation
The board of directors recommends that stockholders vote FOR the conversion of our outstanding Series C Preferred Stock into shares of our common stock by the removal of the restriction that prohibits such conversion. Proxies received in response to this solicitation will be voted FOR the conversion of our outstanding Series C Preferred Stock into shares of our common stock by the removal of the restriction that prohibits such conversion unless otherwise specified in the proxy.

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, AMENDING THE CERTIFICATE OF DESIGNATION OF THE SERIES B PREFERRED STOCK TO MODIFY THE DEFINITION OF "DIRECTOR-STEP DOWN DATE" AND "DIRECTOR CESSATION DATE"

Pursuant to the Consent Agreement, this Proposal 4 relates to the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, amending the Series B Certificate of Designation to modify the definition of BKC Director Step-Down Date and BKC Director Cessation Date (such amendment, the “Series B Certificate of Designation Amendment”). The Series B Preferred Stock votes with our common stock on an as-converted basis and provides for the right of RBI Investors to elect two members of our board of directors as Class B members until the date on which the number of shares of our common stock into which the outstanding shares of Series B Preferred Stock held by the RBI Investors are then convertible constitutes less than 14.5% of the total number of outstanding shares of our common stock. From the BKC Director Step-Down Date to the date on which the number of shares of our common stock into which the outstanding shares of Series B Preferred Stock held by the RBI Investors are then convertible constitute less than 10% of the total number of outstanding shares of our common stock, the RBI Investors will have the right to elect one member to our board of directors as a Class B member. The Series B Certificate of Designation Amendment will modify the definition of (A) the BKC Director Step-Down Date to occur upon the first date on which the number of shares of our common stock into which the outstanding shares of Series B Preferred Stock held by the RBI Investors are then convertible constitute less than 11.5% of the total number of outstanding shares of our common stock and (B) the BKC Director Cessation Date as the first date on which the number of shares of our common stock into which the outstanding shares of Series B Preferred Stock held by the RBI Investors are then convertible constitute less than 7.5% of the total number of outstanding shares of our common stock. For a further description of the terms of the Series B Preferred Stock and the Consent Agreement, please see pages 20 and 25, respectively, of this Proxy Statement.
Pursuant to the BKC/Cambridge Holdings Voting Agreement, Cambridge Holdings, which owns 7,364,413 shares of our common stock, agreed to vote its shares of our common stock in favor of a proposal at the meeting and any subsequent meeting of our stockholders, if necessary, to effectuate the Series B Certificate of Designation Amendment. For a further description of the BKC/Cambridge Holdings Voting Agreement, please see page 26 of this Proxy Statement.
The changes to the Series B Certificate of Designation relating to this Proposal 4 is attached to this Proxy Statement as Appendix A.
The primary purpose of the Series B Certificate of Designation Amendment is to proportionately lower the threshold required for the RBI Investors to exercise their right to elect Class B directors to our board of directors in order to reflect the increased number of directors on our board of directors and the percentage of shares (on a fully diluted basis) represented by each director position. At the time of the BKC initial investment, which represented approximately 28.9% of the stock on a fully diluted basis, the RBI Investors held the right to appoint two directors and the right to restrict any increase in the size of our board of directors without their consent. Based on a board of directors size of 7 directors approved at the time of the initial investment, the ownership threshold for the Director Step Down Date was set at 14.5%, while the ownership threshold for the Director Cessation Date was set at 10%. In conjunction with the Cambridge Merger, we asked the RBI Investors to authorize an increase to our board of directors from 7 directors to 9 directors. The RBI Investors approved such increase in exchange for our agreement to solicit our stockholders to approve a proposal at the meeting or any subsequent meeting of our stockholders, if necessary, that the ownership threshold for the Director Step Down Date and the ownership threshold for the Director Cessation Date be proportionately reduced. As a result, we agreed to solicit our stockholders to approve a proposal at the meeting or any subsequent meeting of our stockholders, if necessary, that the ownership threshold for the Director Step Down Date be reduced to 11.5%, while the ownership threshold for the Director Cessation Date be reduced to 7.5%. If our stockholders approve the Series B Certificate of Designation Amendment, we will file an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, amending the Series B Certificate of Designation with the Office of the Secretary of State of the State of Delaware as soon as practicable following the meeting. If this Proposal 4 is not approved, the Series B Certificate of Designation will remain unchanged and we will include this proposal at our 2020 annual meeting of stockholders and at subsequent annual meetings of stockholders thereafter until stockholder approval of the Series B Certificate of Designation Amendment has been obtained.

Vote Required for This Proposal 4
A majority of the outstanding shares of our common stock, together with our Series B Preferred Stock (voting on an as-converted basis), voting together as a single class is required to approve this Proposal 4. Pursuant to the BKC/Cambridge Voting Agreement, Cambridge Holdings has agreed to vote all of its shares of our common stock held as of July 2, 2019, the record date, for this Proposal 4 (which constitutes a total of 7,364,413 shares of our common stock).
Board Recommendation
The board of directors recommends a vote “FOR” the Series B Certificate of Designation Amendment. Proxies received in response to this solicitation will be voted FOR the Series B Certificate of Designation Amendment unless otherwise specified in the proxy.

PROPOSAL 5—AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO ELIMINATE THE ABILITY OF A MAJORITY OF OUR ENTIRE BOARD OF DIRECTORS TO REMOVE DIRECTORS FOR CAUSE

Our board of directors has determined that it is advisable to amend our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to modify the last sentence of Article Ninth: Board of Directors, Section (A) thereof to eliminate the ability of a majority of our entire board of directors to remove directors for cause (the “Charter Amendment”) as described below and set forth on Appendix B to this Proxy Statement.
The proposed Charter Amendment is intended to ensure that only stockholders of our Company can remove our directors only for cause in accordance with the DGCL. If the stockholders approve the Charter Amendment, we will file a certificate of amendment to our Charter with the Delaware Secretary of State. The Company anticipates filing such certificate of amendment as soon as practicable following the meeting.
Description of Charter Amendment
Under Section 141(k) of the DGCL, stockholders may only be limited to removing directors for cause when a company has a classified board of directors or cumulative voting and its certificate of incorporation does not provide otherwise. Our board of directors is proposing to modify the last sentence of Article Ninth: Board of Directors, Section (A) of the Charter to conform with the DGCL by removing the ability of a majority of our board of directors to remove directors for cause. We have never attempted to enforce the existing director removal provisions of our Charter and will not attempt to enforce them to the extent doing so would be inconsistent with applicable law.
If the stockholders vote to approve the Charter Amendment, certain conforming changes to our Amended and Restated Bylaws, as amended, to remove the ability of a majority of our entire board of directors to remove directors for cause will be necessary. The board of directors has approved those amendments to our Amended and Restated Bylaws, subject to our stockholders voting to approve the Charter Amendment. The amendment to our Amended and Restated Bylaws, as amended, will be effective upon the effectiveness of the Charter Amendment.
Vote Required for This Proposal 5
Sixty-six and two-third percent (66 ⅔%) of outstanding shares of our common stock, together with our Series B Preferred Stock (voting on an as-converted basis), voting together as a single class is required to approve this Proposal 5.
If our stockholders do not approve the Charter Amendment, the corresponding amendment to our Bylaws discussed above will not be implemented.
Board Recommendation
The board of directors recommends that you vote FOR the approval of the Charter Amendment to remove the ability of a majority of our entire board of directors to remove directors for cause. Proxies received in response to this solicitation will be voted FOR the approval of the Charter Amendment to remove the ability of a majority of our entire board of directors to remove directors for cause unless otherwise specified in the proxy.

PROPOSAL 6—APPROVAL OF AN AMENDMENT TO CARROLS HOLDCO'S RESTATED CERTIFICATE OF INCORPORATION

General
On April 30, 2019, we completed the Holding Company Reorganization pursuant to Section 251(g) of the DGCL in connection with the Mergers. As a result of the Holding Company Reorganization, Carrols Holdco, formerly known as Carrols Restaurant Group, Inc., became our wholly-owned subsidiary.
As required by Section 251(g) of the DGCL, Carrols Holdco’s Restated Certificate of Incorporation, as amended in connection with the Holding Company Reorganization (the “Carrols Holdco Charter”), provides that any act or transaction involving Carrols Holdco, other than the election or removal of directors, that requires for its adoption under the DGCL or the Carrols Holdco Charter the approval of the stockholders of Carrols Holdco will also require the approval of the Company’s stockholders by the same vote as is required by the DGCL and the Carrols Holdco Charter (the “Pass-Through Provision”). Absent a provision like the Pass-Through Provision, there is no general requirement under Delaware law that stockholders of a parent entity vote on transactions involving the parent entity’s wholly-owned subsidiaries.
Accordingly, the Pass-Through Provision permits stockholders of the Company, the public holding company, to have direct voting rights as to matters affecting the Company’s wholly-owned subsidiary, Carrols Holdco, that would otherwise only require the approval of Carrols Holdco’s sole stockholder. This is highly unusual for a public holding company and restricts the Company’s flexibility to realize the desired effects of the Holding Company Reorganization.
For example, the Pass-Through Provision would require Carrols Holdco to obtain approval from the Company’s stockholders, in addition to obtaining the approval of Carrols Holdco’s sole stockholder, prior to making amendments to the Carrol Holdco Charter. As was required by Section 251(g) of the DGCL, the Carrols Holdco Charter is substantially identical to the Company’s Amended and Restated Certificate of Incorporation, as amended, as currently in effect, with the exception of the Pass-Through Provision and certain amendments that are permissible and/or required under Section 251(g) of the DGCL. However, certain amendments to the Carrols Holdco Charter are desired in order to eliminate duplicative and unnecessary provisions in the Carrols Holdco Charter, including many provisions that are not typical or relevant for a wholly-owned subsidiary.
The deletion of the Pass-Through Provision will put the Company in the same position as substantially all other public holding companies that operate through multiple subsidiaries. It is uncommon in business organizations that operate in a holding company structure for the stockholders of the holding company to have direct voting rights as to matters that affect only subsidiaries of the holding company. Obtaining consent from a public corporation’s stockholders for such internal matters would add significant expense and delay and prevent the Company from achieving the flexibility and efficiency it sought to achieve by implementing the holding company structure. By removing this requirement, the Company will gain the flexibility and efficiency currently realized by nearly all other companies who operate under the same, or similar, holding company and subsidiary structure. Specifically, the removal of the Pass-Through Provision will allow Carrols Holdco to implement further amendments to the Carrols Holdco Charter to eliminate duplicative and inapplicable charter provisions that are no longer reflective of our current holding company structure. The removal of the Pass-Through Provision would also allow Carrols Holdco’s sole stockholder, without a special vote of the Company’s stockholders for each amendment, to adopt amendments to the Carrols Holdco Charter such as those more typically found in the charters of wholly-owned subsidiaries whose shares are not listed for trading on any stock exchange.
Our board of directors believes that the deletion of the Pass-Through Provision will provide the Company with the flexibility to manage its organization under the holding company structure more efficiently and effectively. Our board of directors therefore seeks approval from our stockholders to amend the Carrols Holdco Charter in order to remove the Pass-Through Provision.

The Pass-Through Provision that would be eliminated by the proposed amendment reads as follows:
Approval of Stockholders of Carrols Holdco Inc. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Carrols Holdco Inc. (or any successor thereto by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Restated Certificate of Incorporation.
Impact on Stockholder Rights
Removing the Pass-Through Provision from the Carrols Holdco Charter would have no effect on the right of stockholders of the Company to vote on matters relating to the Company, such as elections of directors, a merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets, amendments to the Company’s amended and restated certificate of incorporation, or any other acts or transactions requiring the approval of the Company stockholders under applicable law. If the proposed amendment is approved by the Company’s stockholders and effected, then the pass-through voting requirement at Carrols Holdco would be eliminated, and the Company would no longer be required to obtain the additional approval of the Company’s stockholders for acts or transactions by or involving Carrols Holdco in the manner currently required by the Pass-Through Provision.
Vote Required for This Proposal 6
A majority of the outstanding shares of our common stock, together with our Series B Preferred Stock (voting on an as-converted basis), voting together as a single class is required to approve this Proposal 6.
Board Recommendation
The board of directors recommends that you vote FOR the approval of the adoption of amendment of the Carrols Holdco Charter to remove the Pass-Through Provision. Proxies received in response to this solicitation will be voted FOR the approval of the adoption of amendment of the Carrols Holdco Charter to remove the Pass-Through Provision unless otherwise specified in the proxy.

PROPOSAL 7—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte to serve as the Company's independent registered public accounting firm for the fiscal year ending December 29, 2019. Although stockholder ratification of the board’s action in this respect is not required, the board believes that it is a sound corporate governance practice to seek stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee intends to reconsider the appointment.
A representative of Deloitte is expected to be present at the meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.
Vote Required for this Proposal 7
The majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ended December 29, 2019.
Board Recommendation
The board of directors recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ended December 29, 2019. Proxies received in response to this solicitation will be voted FOR the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ended December 29, 2019 unless otherwise specified in the proxy.
Fees for Professional Services
The following table sets forth the aggregate fees billed or expected to be billed to us for professional services rendered by Deloitte for the fiscal years ended December 30, 2018 and December 31, 2017:

	Year Ended
	December 30, 2018	December 31, 2017
	(Amounts in thousands)
Audit Fees (1)	$975	$978
Audit-Related Fees (2)	72	82
Total Audit and Audit-Related Fees	1,047	1,060
Tax Fees (3)	26	26
All Other Fees	—	—
Total	$1,073	$1,086

(1)
Audit fees consist of fees for the annual audit of the Company's consolidated financial statements included in its annual report on Form 10-K, the quarterly reviews of the Company's interim financial statements included in its quarterly reports on Form 10-Q, and for the annual audit of the Company's internal controls over financial reporting.

(2)
Audit related fees shown include fees for assurance and related services that are traditionally performed by independent auditors. These fees include due diligence related to mergers and acquisitions, and consulting on financial accounting/reporting standards.

(3)	Tax fees consist of the aggregate fees for tax compliance and tax advisory and consulting services.
Pre-Approval Policies and Procedures
The Audit Committee has established a policy regarding the pre-approval of all audit and non-audit services provided to us by Deloitte. The policy provides for Audit Committee pre-approval of all audit and non-audit services other than de minimis non-audit services. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee between regularly scheduled meetings; provided, however, the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Incorporation By Reference
A copy of our Annual Report on Form 10-K and all of the exhibits attached for the fiscal year ended December 30, 2018, as filed with the SEC and amended, may be obtained from www.proxyvote.com or the SEC’s website at www.sec.gov. In addition, upon written request, we will send a complete copy of the Annual Report on Form 10-K as instructed on the Notice or below under “Other Matters.”
Other Matters
Stockholder proposals intended for inclusion in our proxy statement relating to the Annual Meeting of Stockholders in 2020 must be received by us a reasonable time before we begin to print and mail our proxy materials for the Annual Meeting of Stockholders in 2020. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2020 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company before we begin to print and mail our proxy materials for the Annual Meeting of Stockholders in 2020 and certain other conditions of the applicable rules of the SEC are satisfied. Under our Bylaws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled Annual Meeting of Stockholders to be held in 2020, including nominations for election as directors of persons other than nominees of the board of directors, must be received not more than 120 days prior to the 2020 Annual Meeting and no later than the later of (i) the close of business on the 90th day prior to the 2020 Annual Meeting of Stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2020 Annual Meeting of Stockholders is first made by us. Such proposals must comply with the procedures outlined in our Bylaws, which may be found on our website www.carrols.com or a copy of which is available upon request from the Secretary of the Company, 968 James Street, Syracuse, New York 13203.
We will bear the cost of preparing, assembling and mailing the notice and, if requested, the form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation and all costs associated with the SEC rule that allows us to deliver our proxy materials to stockholders via the Internet. In addition to solicitation of proxies by use of the Internet, telephone and mail, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview. Pursuant to the Merger Agreement and the Consent Agreement, we have agreed to use our commercially reasonable efforts to solicit stockholder approval of Proposals 3 and 4, respectively, which efforts shall include, without limitation, the requirement to hire a reputable proxy solicitor selected by us in our sole discretion and our sole expense. We have retained Okapi Partners LLC, an independent proxy solicitation firm, to assist in the solicitation of proxies. Okapi Partners LLC will receive a fee of approximately $10,000 for its services and will be reimbursed for its out-of-pocket expenses. If you have any questions or need any assistance in voting your shares of our common stock, please contact Okapi Partners LLC at (877) 274-8654.
We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the notice to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.
COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2018, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO WILLIAM E. MYERS, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, CARROLS RESTAURANT GROUP, INC., 968 JAMES STREET, SYRACUSE, NEW YORK 13203, OR ORAL REQUEST TO MR. MYERS AT 315-424-0513.
Our board of directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

 WE ENCOURAGE YOU TO AUTHORIZE YOUR PROXY ELECTRONICALLY BY GOING TO THE WEBSITE WWW.PROXYVOTE.COM OR BY CALLING THE TOLL-FREE NUMBER (FOR RESIDENTS OF THE UNITED STATES AND CANADA) LISTED ON YOUR NOTICE AND PROXY CARD. PLEASE HAVE YOUR NOTICE OR PROXY CARD IN HAND WHEN GOING ONLINE OR CALLING. IF YOU AUTHORIZE YOUR PROXY ELECTRONICALLY OVER THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU CHOOSE TO AUTHORIZE YOUR PROXY BY MAIL, SIMPLY MARK YOUR PROXY CARD, AND THEN DATE, SIGN AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By order of the Board of Directors,

WILLIAM E. MYERS,
Vice President, General Counsel and Secretary
968 James Street
Syracuse, New York 13203
July 17, 2019

Appendix A

Amendments to Series B Certificate of Designations

“Director Cessation Date” means the first date on which the number of shares of Common Stock into which the outstanding shares of Series B Convertible Preferred Stock held by the Investors are then convertible constitute less than ~~10%~~ 7.5% of the total number of outstanding shares of Common Stock.
“Director Step-Down Date” means the first date on which the number of shares of Common Stock into which the outstanding shares of Series B Convertible Preferred Stock held by the Investors are then convertible constitute less than ~~14.5%~~ 11.5% of the total number of outstanding shares of Common Stock.

Appendix B

Charter Amendment

NINTH: Board of Directors.
(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board which shall consist of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by an affirmative vote of a majority of the Board. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. Class I directors shall be originally elected for a term expiring at the annual meeting of stockholders occurring in 2019, Class II directors shall be originally elected for a term expiring at the annual meeting of stockholders in 2020, and Class III directors shall be originally elected for a term expiring at the annual meeting of stockholders in 2021. At each such succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected by an affirmative vote of a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In an election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed 50% of the votes cast with respect to such nominee (excluding abstentions). If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board that results from an increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification or removal from office or any other cause shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill a vacancy in the Board resulting from death, resignation, disqualification or removal from office or any other cause shall have the same remaining term as that of his predecessor. Directors may be removed only for cause~~, and either by majority of the entire Board or~~ by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of the outstanding Voting Stock, voting together as a single class.

CARROLS

*CARROLS RESTAURANT GROUP, INC.*
*ATTN: PAUL R. FLANDERS, VP/CFO*
*968 JAMES STREET*
*SYRACUSE, NY 13203*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E82486-P27200

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

CARROLS RESTAURANT GROUP, INC.

**The Board of Directors recommends that you vote "FOR" proposals 1, 2, 3, 4, 5, 6 and 7.**

**Vote on Class I Directors**

| | For | Against | Abstain |
|---|---|---|---|
| 1. To elect as Class I directors of Carrols Restaurant Group, Inc., the nominees below: | | | |
| **Nominees:** | | | |
| 1a. Daniel T. Accordino | ☐ | ☐ | ☐ |
| 1b. Matthew Perelman | ☐ | ☐ | ☐ |
| 2. To adopt, on an advisory basis, a resolution approving the compensation of the Company's Named Executive Officers, as described in the Proxy Statement under "Executive Compensation". | ☐ | ☐ | ☐ |
| 3. To approve the conversion of Carrols Restaurant Group, Inc.'s outstanding Series C Convertible Preferred Stock into shares of Carrols Restaurant Group, Inc. common stock by the removal of the restriction that prohibits such conversion. | ☐ | ☐ | ☐ |
| 4. To approve an amendment to Carrols Restaurant Group, Inc.'s Amended and Restated Certificate of Incorporation, as amended, amending the Certificate of Designation of the Series B Convertible Preferred Stock to modify the definition of "Director-Step Down Date" and "Director Cessation Date". | ☐ | ☐ | ☐ |
| 5. To amend Carrols Restaurant Group, Inc.'s Amended and Restated Certificate of Incorporation, as amended, to eliminate the ability of a majority of Carrols Restaurant Group, Inc.'s entire board of directors to remove directors for cause. | ☐ | ☐ | ☐ |

8. In their discretion, upon such other matters as may properly come before the meeting.

**NOTE:** The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). **If no such direction is made, this proxy will be voted "FOR" proposals 1, 2, 3, 4, 5, 6 and 7.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

These items of business are more fully described in the Proxy Statement. Only stockholders of record on July 2, 2019 may vote at the meeting or any adjournment thereof. To vote by Internet, go to www.proxyvote.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CARROLS RESTAURANT GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

August 29, 2019

9:00 A.M. EDT

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

E82487-P27200

**CARROLS RESTAURANT GROUP, INC.**
**PROXY FOR HOLDERS OF COMMON STOCK**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The stockholder hereby appoints Paul R. Flanders and William E. Myers, or either of them, as proxies, each with full power of substitution and revocation, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARROLS RESTAURANT GROUP, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. EDT on Thursday, August 29, 2019 at Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203 and any adjournment or postponement thereof. Only stockholders of record on July 2, 2019 may vote at the meeting or any adjournment thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2, 3, 4, 5, 6 AND 7.**

**Continued and to be signed on reverse side**